EXHIBIT 2.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR INVESTMENT DEALER, STOCKBROKER, BANK MANAGER, LAWYER OR OTHER PROFESSIONAL ADVISOR.

                                                                     May 29,1998

                                   CASH OFFER

                                       BY

                              779776 ALBERTA LTD.,

                          A WHOLLY-OWNED SUBSIDIARY OF

                          SOUTHERN MINERAL CORPORATION

                             TO PURCHASE ALL OF THE
                                COMMON SHARES OF

                             NEUTRINO RESOURCES INC.

                 AT A PRICE OF $1.80 (CANADIAN) PER COMMON SHARE

        This offer (the "Offer") by 779776 Alberta Ltd. ("Southern Acquisition"), a wholly-owned subsidiary of Southern Mineral Corporation ("Southern") to purchase all of the outstanding common shares of Neutrino ("Neutrino Shares") will be open for acceptance until 4:30 p.m. (local time) on June 22, 1998, unless withdrawn or extended. The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn at least 66_% of the Neutrino Shares (calculated on a fully diluted basis) other than Neutrino Shares owned on the date of the Offer by Southern Acquisition, its associates and affiliates. This condition and the other conditions of the Offer are described in Section 4 of the Offer, "Conditions of the Offer".

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS OF NEUTRINO UNANIMOUSLY RECOMMENDS THAT THE OFFER FOR THE NEUTRINO SHARES BE ACCEPTED AND THAT THE HOLDERS OF NEUTRINO SHARES TENDER THEIR NEUTRINO SHARES TO THE OFFER. FOR FURTHER INFORMATION, REFER TO THE DIRECTORS' CIRCULAR.
--------------------------------------------------------------------------------

        Holders of 10,489,543 Neutrino Shares (representing 37.8% of the issued and outstanding Neutrino Shares) have agreed to accept the Offer, subject to certain conditions.

        Holders of Neutrino Shares who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal or a manually executed facsimile thereof and deposit it, together with the certificate or certificates representing their Neutrino Shares, at one of the offices of Montreal Trust Company of Canada (the "Depositary") shown in the Letter of Transmittal and on the last page of this document, in accordance with the instructions in the Letter of Transmittal. Alternatively, a holder of Neutrino Shares who wishes to deposit such shares and whose certificate or certificates for such shares are not immediately available may deposit such certificate or certificates by following the procedures for guaranteed delivery set forth in
Section 3 of the Offer, "Manner of Acceptance".

        The Neutrino Shares are listed and posted for trading on the TSE. On May 12, 1998, the last day on which the Neutrino Shares traded prior to the public announcement by Southern of its intention to make the Offer, the closing price of the Neutrino Shares on the TSE was $1.41.

        Questions and requests for assistance may be directed to Griffiths McBurney & Partners (the "Dealer Manager") or the Depositary and additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained upon request without charge from those persons at their respective offices shown in the Letter of Transmittal and on the last page of this document. Persons whose Neutrino Shares are registered in the name of a nominee should contact their stockbroker, investment dealer, bank, trust company or other nominee for assistance in depositing their Neutrino Shares.

                      The Dealer Manager for the Offer is:

                          GRIFFITHS MCBURNEY & PARTNERS

                                   (COVER CONTINUED ON FOLLOWING PAGE.)

                   NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        THIS TENDER OFFER IS MADE FOR THE SECURITIES OF A FOREIGN ISSUER AND WHILE THE OFFER IS SUBJECT TO THE DISCLOSURE REQUIREMENTS OF CANADA, SHAREHOLDERS OF NEUTRINO SHOULD BE AWARE THAT THESE REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

        SHAREHOLDERS OF NEUTRINO SHOULD BE AWARE THAT THE TENDER OF THE SECURITIES DESCRIBED HEREIN MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN CANADA. SEE "UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" IN THE CIRCULAR.

        PROSPECTIVE INVESTORS SHOULD BE AWARE THAT, DURING THE PERIOD OF THE TENDER OFFER, SOUTHERN ACQUISITION OR ITS AFFILIATES, DIRECTLY OR INDIRECTLY, MAY BID FOR OR MAKE PURCHASES OF THE SECURITIES TO BE ACQUIRED, OR CERTAIN RELATED SECURITIES, AS PERMITTED BY APPLICABLE LAWS OR REGULATIONS OF CANADA OR ITS PROVINCES OR TERRITORIES.

        THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT SOUTHERN ACQUISITION IS INCORPORATED UNDER THE LAWS OF ALBERTA, THAT SOME OF ITS DIRECTORS ARE RESIDENTS OF CANADA, THAT THE DEALER MANAGER AND SOME OR ALL OF THE EXPERTS NAMED IN THE OFFER OR CIRCULAR ARE RESIDENTS OF CANADA AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SOUTHERN ACQUISITION AND OF SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

        NO BROKER, DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS DOCUMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHERN ACQUISITION, THE DEALER MANAGER OR THE DEPOSITARY.

                            ------------------------

        THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF NEUTRINO SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION, INCLUDING ANY STATE OF THE UNITED STATES IN WHICH THE OFFER HAS NOT BEEN QUALIFIED. HOWEVER, SOUTHERN ACQUISITION MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO EXTEND THE OFFER TO HOLDERS OF NEUTRINO SHARES IN ANY SUCH JURISDICTION.

                           CURRENCY AND EXCHANGE RATES

        All dollar references in the Offer and Circular are to Canadian dollars, unless otherwise indicated.

        The following table sets forth for the periods indicated certain exchange rates based on the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). Such rates are set forth as United States dollars per Canadian $1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S. $1.00.

------------------------------------------------ -- -------------------------------------------
                                                              Year ended December 31
------------------------------------------------ -- --------- -------- ------- ------- --------
                                                      1997     1996     1995    1994    1993
                                                      ----     ----     ----    ----    ----
Noon Buying Rate at end of period (U.S. $)           .6997     .7301   .7323   .7128    .7544
                                                    --------- -------- ------- ------- --------
Average Noon Buying Rate during period (U.S. $)      .7223     .7332   .7305   .7300    .7729
                                                    --------- -------- ------- ------- --------
Highest Noon Buying Rate during period (U.S. $)      .7495     .7513   .7527   .7632    .8046
                                                    --------- -------- ------- ------- --------
Lowest Noon Buying Rate during period (U.S. $)       .6945     .7235   .7023   .7103    .7439
                                                    --------- -------- ------- ------- --------

    On May 28, 1998, the Noon Buying Rate was Canadian $1.00 = U.S. $0.6871.

                                TABLE OF CONTENTS

                                                                          PAGE

DEFINITIONS..................................................................1
SUMMARY......................................................................4
OFFER TO PURCHASE............................................................8

     1.  The Offer...........................................................8
     2.  Time for Acceptance.................................................8
     3.  Manner of Acceptance................................................8
     4.  Conditions of the Offer............................................10
     5.  Extension and Variation of the Offer...............................12
     6.  Payment for Deposited Neutrino Shares..............................13
     7.  Withdrawal of Deposited Neutrino Shares ...........................14
     8.  Return of Deposited Neutrino Shares ...............................15
     9.  Changes in Capitalization, Distributions and Liens.................15
     10. Mail Service Interruption..........................................15
     11. Notice.............................................................16
     12. Acquisition of Neutrino Shares Not Deposited.......................16
     13. Market Purchases and Sales of Neutrino Shares......................16
     14. Other Terms of the Offer...........................................17

CIRCULAR....................................................................18
PURPOSE OF THE OFFER AND PLANS FOR NEUTRINO.................................18

     Purpose of the Offer...................................................18
     Plans for Neutrino.....................................................18

BACKGROUND TO AND REASONS FOR THE OFFER.....................................18
MERGER AGREEMENT ...........................................................19
SOUTHERN ACQUISITION AND SOUTHERN...........................................20
NEUTRINO RESOURCES INC......................................................20

     General................................................................20
     Description of Share Capital...........................................20
     Dividend Record and Policy.............................................21
     Price Range and Trading Volume of Neutrino Shares......................21

SOURCE OF FUNDS.............................................................21
EFFECT OF THE OFFER ON MARKET AND LISTING...................................22
ACQUISITION OF NEUTRINO SHARES NOT DEPOSITED................................22

     General................................................................22
     Compulsory Acquisition.................................................22
     Subsequent Acquisition Transactions....................................23
     Other Alternatives.....................................................24
     Judicial Developments..................................................25

DEPOSITARY..................................................................25
SOLICITING DEALER GROUP.....................................................26
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS..................................26

     General................................................................26
     Shareholders Resident in Canada........................................27
     Shareholders Not Resident in Canada....................................27

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............................28
OWNERSHIP OF SECURITIES OF NEUTRINO.........................................29
TRADING IN SECURITIES OF NEUTRINO...........................................29
COMMITMENTS TO ACQUIRE SECURITIES OF NEUTRINO...............................29
ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS..................................30
MATERIAL CHANGES IN THE AFFAIRS OFNEUTRINO AND OTHER INFORMATION............30
ACCEPTANCE OF THE OFFER.....................................................30
EXPENSES OF THE OFFER.......................................................30
STATUTORY RIGHTS............................................................30
CONSENTS OF COUNSEL.........................................................31
APPROVAL AND CERTIFICATE....................................................32

                                   DEFINITIONS

IN THE OFFER AND THE CIRCULAR, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS SET FORTH BELOW, UNLESS THE SUBJECT MATTER OR CONTEXT IS INCONSISTENT THEREWITH OR SUCH TERMS ARE OTHERWISE DEFINED IN THE OFFER OR CIRCULAR.

"ABCA" means the BUSINESS CORPORATIONS ACT (Alberta), as amended;

"AFFILIATE" has the meaning ascribed thereto in the SECURITIES ACT (Alberta), as amended, except as otherwise provided herein;

"ASSOCIATE" has the meaning ascribed thereto in the SECURITIES ACT (Alberta), as amended, except as otherwise provided herein;

"BUSINESS DAY" means any day other than a Sunday, Saturday or a day on which banking institutions in Calgary, Alberta are authorized or obligated by law to close;

"CIRCULAR" means the take-over bid circular accompanying the Offer and forming part of this document;

"COMPULSORY ACQUISITION" has the meaning ascribed thereto under "Acquisition of Neutrino Shares Not Deposited - Compulsory Acquisition" in the Circular;

"DEALER MANAGER" means Griffiths McBurney & Partners;

"DEPOSITARY" means Montreal Trust Company of Canada at the offices specified in the Letter of Transmittal and on the last page of this document;

"DIRECTORS' CIRCULAR" means the circular dated May 29, 1998 prepared by the board of directors of Neutrino and sent to all Shareholders in connection with the Offer;

"ELIGIBLE INSTITUTION" means a Canadian chartered bank, a trust company in Canada, a commercial bank or trust company having an office, branch or agency in the United States, or a member firm of the TSE, the Montreal Exchange, the Vancouver Stock Exchange, The Alberta Stock Exchange, a national securities exchange in the United States or the National Association of Securities Dealers, Inc.;

"EXPIRY DATE" means June 22, 1998 or such other date or dates as may be fixed by Southern Acquisition from time to time pursuant to Section 5 of the Offer, "Extension and Variation of the Offer";

"EXPIRY TIME" means 4:30 p.m. (local time) on the Expiry Date or such other time or times as may be fixed by Southern Acquisition from time to time pursuant to
Section 5 of the Offer, "Extension and Variation of the Offer";

"FULLY DILUTED BASIS" means, with respect to the number of outstanding Neutrino Shares at any time, such number of outstanding Neutrino Shares calculated assuming the proper exercise of all outstanding Neutrino Options which are not cancelled or surrendered on or before the date on which Southern Acquisition first takes up and pays for Neutrino Shares deposited pursuant to the Offer;

"LETTER OF TRANSMITTAL" means the letter of acceptance and transmittal in the form accompanying the Offer and Circular;

"LOCK-UP AGREEMENTS" means the separate agreements dated May 13, 1998 between Southern and the Tendering Shareholders;

"MATERIAL ADVERSE CHANGE" means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of Neutrino, which is materially adverse to the business of Neutrino considered as a whole, other than a change: (i) which has been publicly

                                        2
disclosed prior to May 29, 1998; or (ii) in general economic conditions, including changes in interest rates and commodity prices;

"MERGER AGREEMENT" means the agreement dated May 13, 1998 between Southern and Neutrino;

"MINIMUM CONDITION" has the meaning ascribed thereto in subsection (a) of
Section 4 of the Offer, "Conditions of the Offer";

"NEUTRINO" means Neutrino Resources Inc., a public oil and gas corporation incorporated under the ABCA;

"NEUTRINO OPTIONS" means all options, warrants or other rights to acquire Neutrino Shares which are issued and outstanding from time to time, including, without limitation, an aggregate of 2,112,569 stock options and 3,645,455 common share purchase warrants and rights;

"NEUTRINO SHARES" means the common shares of Neutrino, as constituted on the date hereof;

"NOTICE OF GUARANTEED DELIVERY" means the notice of guaranteed delivery in the form accompanying the Offer and Circular;

"OFFER" means the offer to purchase all of the issued and outstanding Neutrino Shares made hereby to Shareholders;

"OFFER PERIOD" means the period commencing on May 29, 1998 and ending at the Expiry Time;

"PERSON" includes an individual, body corporate, partnership, syndicate or other form of unincorporated entity;

"SHAREHOLDER" means a holder of Neutrino Shares and "SHAREHOLDERS" mean the holders of Neutrino Shares;

"SOLICITING DEALER GROUP" means the soliciting dealer group to be formed by the Dealer Manager for the purpose of soliciting acceptances of the Offer from Shareholders, as referred to under "Soliciting Dealer Group" in the Circular;

"SOUTHERN" means Southern Mineral Corporation, a public oil and gas corporation incorporated under the laws of Nevada;

"SOUTHERN ACQUISITION" means 779776 Alberta Ltd., a private corporation incorporated under the ABCA and a wholly-owned subsidiary of Southern;

"SUBSEQUENT ACQUISITION TRANSACTION" has the meaning ascribed thereto under "Acquisition of Neutrino Shares Not Deposited -- Subsequent Acquisition Transactions" in the Circular;

"SUBSIDIARY" has the meaning ascribed thereto in the SECURITIES ACT (Alberta), as amended, except as otherwise provided herein;

"SUPERIOR TAKE-OVER PROPOSAL" means any bona fide written Take-over Proposal which, in the opinion of the board of directors of Neutrino after consultation with its financial advisors, constitutes a commercially feasible transaction for which adequate financial arrangements have been made and which, if consummated, would be superior to the Offer from a financial point of view to Neutrino and to the Shareholders;

"TAKE-OVER PROPOSAL" means, in respect of Neutrino or its assets, any public statement or announcement, or communication with the board of directors, any individual members of the board of directors or the senior officers of Neutrino of an intention with respect to making a proposal or an offer regarding any take-over bid for 20% or more of the Neutrino Shares or any business combination, merger, consolidation, amalgamation, arrangement, sale of 20% or more of Neutrino's assets or other similar transaction;

"TAX ACT" means the INCOME TAX ACT (Canada), as amended;

"TENDERING SHAREHOLDERS" means collectively, certain significant shareholders of Neutrino and all of its directors and

                                       3
senior officers;

"TSE" means The Toronto Stock Exchange; and

"U.S." or "UNITED STATES" means United States of America.

                                     SUMMARY

        THE FOLLOWING IS A SUMMARY ONLY OF THE ATTACHED OFFER AND CIRCULAR, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY, AND IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED PROVISIONS CONTAINED IN THOSE DOCUMENTS.

THE OFFER

        The Offer is made by Southern Acquisition for all of the outstanding Neutrino Shares, including Neutrino Shares which may become outstanding on the exercise of options, warrants or rights to acquire Neutrino Shares, at a price of $1.80 (Canadian) in cash for each Neutrino Share. The Offer is open for acceptance until, but not later than, the Expiry Time unless withdrawn or extended by Southern Acquisition.

        The Offer is made only for the Neutrino Shares and not for any options, warrants or other rights (the "Neutrino Options") to acquire Neutrino Shares. Any holder of Neutrino Options who has not agreed to surrender them to Neutrino and who wishes to accept the Offer should, to the extent permitted by the terms thereof, exercise such Neutrino Options in order to obtain a certificate representing Neutrino Shares and deposit the Neutrino Shares in accordance with the Offer.

        The obligation of Southern to take up and pay for Neutrino Shares pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer, "Conditions of the Offer".

        THE BOARD OF DIRECTORS OF NEUTRINO HAS UNANIMOUSLY ENDORSED THE MAKING OF THE OFFER AND UNANIMOUSLY RECOMMENDS ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS. NEUTRINO'S FINANCIAL ADVISOR HAS CONCLUDED THAT THE OFFER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS. FOR FURTHER INFORMATION, REFER TO THE DIRECTORS' CIRCULAR.

SOUTHERN ACQUISITION AND SOUTHERN

        Southern Acquisition is a private company incorporated under the ABCA and is a wholly-owned subsidiary of Southern. Southern is an independent oil and gas company incorporated under the laws of Nevada and headquartered in Houston, Texas. Southern is engaged in the acquisition, exploitation, exploration and operation of oil and gas properties, primarily along the Gulf Coast, the Mid-continent and in Canada, with a primary focus on the Gulf Coast Basin, both onshore and offshore. Southern's business strategy is to increase reserves and shareholder value through a balanced program of acquisitions, exploitation and controlled risk exploration.

NEUTRINO

        Neutrino is a public oil and gas company engaged primarily in the acquisition of petroleum and natural gas rights and the exploration for and development and production of oil and natural gas in western Canada. See "Neutrino Resources Inc." in the Circular.

PURPOSE OF THE OFFER AND PLANS FOR NEUTRINO

        The purpose of the Offer is to enable Southern Acquisition to acquire, directly or indirectly, all of the outstanding Neutrino Shares.

        If the Offer is successful, certain changes will be made to the composition of the board of directors of Neutrino to allow the nominees of Southern Acquisition to replace the current members of such Board. If Neutrino becomes a wholly-owned subsidiary of Southern Acquisition, Southern Acquisition may continue to operate Neutrino as a wholly-owned subsidiary, or Neutrino may be amalgamated with or wound-up into Southern Acquisition or an affiliate of Southern Acquisition.

        If permitted by applicable law, subsequent to the completion of the Offer and any compulsory acquisition or Subsequent Acquisition Transaction, Southern Acquisition intends to delist the Neutrino Shares from the TSE and, if there are fewer than 15 security holders of Neutrino, to cause Neutrino to cease to be a reporting issuer under Canadian securities laws.

        See "Purpose of the Offer and Plans for Neutrino" in the Circular. BACKGROUND TO AND REASONS FOR THE OFFER

        Southern's management considers strategic acquisition opportunities on an ongoing basis. One of Southern's major corporate objectives is to increase its Canadian oil and gas production through a combination of exploration and selective acquisitions. The selective acquisition of quality properties is a key component of Southern's strategy of positioning Southern for future growth. In addition, Neutrino presented an attractive opportunity to use the expertise of Neutrino's management team to guide the future growth of Southern in Canada. In this regard, Southern has made contractual arrangements with the four senior officers of Neutrino to ensure Neutrino's management team remains intact for a minimum of 12 months following the completion of the Offer. See "Arrangements, Agreements or Understandings" in the Circular.

        Southern has the financial capability to fully develop and maximize the value of Neutrino's assets. With the acquisition of Neutrino, Southern will have a significant production base to complement and expand its Canadian oil and gas property interests, all of which are currently held through its wholly-owned subsidiary, Spruce Hills Production Company, Inc.

MERGER AGREEMENT

        Southern and Neutrino entered into the Merger Agreement pursuant to which Southern agreed to make, or cause a wholly-owned subsidiary to make, an offer to purchase all of the outstanding Neutrino Shares. Under the Merger Agreement, Neutrino confirmed to Southern that its board of directors had approved the Offer and the Merger Agreement and had resolved to recommend acceptance of the Offer to the Shareholders. Neutrino also agreed with Southern that, among other things, it would not solicit, initiate or encourage the initiation or continuation of any enquiries, discussions, negotiations, proposals or offers from any Person in a manner which would be inconsistent with the successful completion of the Offer. The foregoing does not prevent the board of directors of Neutrino from discharging its fiduciary duties.

        Southern is permitted under the Merger Agreement, in its sole discretion, to amend or vary any term or condition of the Offer, provided that Southern shall not, without the consent of Neutrino, waive or reduce the Minimum Condition to below 50% of the outstanding Neutrino Shares, extend the Offer for more than 35 days after the Expiry Date, decrease or change the consideration to be paid for each Neutrino Share, or amend the Offer or modify its conditions in a manner that is, in the opinion of Neutrino, acting reasonably, materially adverse to the Shareholders.

        Neutrino has agreed to pay to Southern a non-completion fee of U.S.$2,000,000 in the event that, among other things: (i) any Person should, prior to the Expiry Time, make a Superior Take-over Proposal which is completed within 120 days of the expiry of the Offer; (ii) any Person should, prior to the expiry of the Offer, take up and pay for more than 20% of the Neutrino Shares;
(iii) the board of directors of Neutrino withdraws its recommendation to the Shareholders to accept the Offer and recommends acceptance of a competing offer; or (iv) Neutrino enters into an agreement with any Person regarding a Take-over Proposal. Any such payment shall be made within ten Business Days of the event giving rise to the payment obligation.

        Southern has entered into Lock-Up Agreements with the Tendering Shareholders, who hold an aggregate of 10,489,543 (approximately 37.8% of the issued Neutrino Shares). Under the terms of the Lock-Up Agreements, such shareholders have agreed to tender, and not withdraw, all of their Neutrino Shares to the Offer in accordance with the terms and conditions of the Offer, unless the Merger Agreement is terminated or a Superior Take-over Proposal is made and Southern does not match the Superior Take-over Proposal.

TIME FOR ACCEPTANCE

        The Offer is open for acceptance until, but not later than, the Expiry Time unless withdrawn by Southern Acquisition. The Offer may be otherwise extended at Southern Acquisition's sole discretion.

See Section 5 of the Offer, "Extension and Variation of the Offer".

MANNER OF ACCEPTANCE

        A Shareholder wishing to accept the Offer must deposit the certificate or certificates representing their Neutrino Shares, together with a properly completed and executed Letter of Transmittal or a manually executed facsimile thereof and all other documents required by the Letter of Transmittal, at any one of the offices of the Depositary specified in the Letter of Transmittal and on the last page of this document, prior to the Expiry Time. Instructions are contained in the Letter of Transmittal. SHAREHOLDERS WHOSE NEUTRINO SHARES ARE REGISTERED IN THE NAME OF A NOMINEE SHOULD CONTACT THEIR STOCKBROKER, INVESTMENT DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE FOR ASSISTANCE IN DEPOSITING THEIR NEUTRINO SHARES.

        If the certificate or certificates representing Neutrino Shares are not available for deposit prior to the Expiry Time, Shareholders may accept the Offer by complying with the procedures for guaranteed delivery as set forth in
Section 3 of the Offer, "Manner of Acceptance".

CONDITIONS OF THE OFFER

        Southern Acquisition reserves the right to withdraw the Offer and not take up and pay for any Neutrino Shares deposited under the Offer unless the conditions described in Section 4 of the Offer, "Conditions of the Offer", are satisfied or waived by Southern Acquisition. The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn prior to the Expiry Time and at the time Southern Acquisition first takes up and pays for Neutrino Shares under the Offer at least 66 _% of the outstanding Neutrino Shares (calculated on a fully diluted basis) other than Neutrino Shares owned on the date of the Offer by Southern Acquisition, its associates and affiliates. The conditions of the Offer are for the exclusive benefit of Southern Acquisition and may be waived by it, in its sole discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time without prejudice to any other rights that Southern Acquisition may have.

        For a complete description of the conditions of the Offer, see Section 4 of the Offer, "Conditions of the Offer".

PAYMENT FOR DEPOSITED NEUTRINO SHARES

        If all the conditions referred to in Section 4 of the Offer, "Conditions of the Offer", are satisfied or waived by Southern Acquisition, Southern Acquisition will (unless it shall have withdrawn or terminated the Offer) become obligated to take up the Neutrino Shares validly deposited and not withdrawn under the Offer not later than 10 days after the Expiry Date and pay for the Neutrino Shares taken up as soon as possible, but in any event not later than 3 days after taking up the Neutrino Shares. Any Neutrino Shares deposited under the Offer after the first day on which Neutrino Shares have been taken up by Southern Acquisition will be taken up and paid for within 10 days of such deposit. See Section 6 of the Offer, "Payment for Deposited Neutrino Shares".

ACQUISITION OF NEUTRINO SHARES NOT DEPOSITED

        If Southern Acquisition takes up and pays for Neutrino Shares deposited pursuant to the Offer, Southern Acquisition intends to seek to acquire, directly or indirectly, all of the remaining Neutrino Shares not deposited under the Offer by compulsory acquisition or a Subsequent Acquisition Transaction. Southern Acquisition will cause the Neutrino Shares acquired under the Offer to be voted in favour of a Subsequent Acquisition Transaction and, to the extent permitted by applicable law, to be counted as part of any minority or independent shareholder approval that may be required in connection with such a transaction. If the Minimum Condition is satisfied, Southern Acquisition believes it will own sufficient Neutrino Shares to effect such a Subsequent Acquisition Transaction. See "Acquisition of Neutrino Shares Not Deposited" in the Circular.

MARKET PRICE OF NEUTRINO SHARES

        On May 12, 1998, the last trading day prior to the date of the public announcement by Southern of its intention to make the Offer, the closing price of the Neutrino Shares on the TSE was $1.41. Based on the closing price of $1.41 per Neutrino Share on May 12, 1998 the Offer represents a 27.7% premium over the closing trading price of the Neutrino Shares on the TSE on May 12, 1998 and represents a 23.4% premium to the 20 day weighted average closing price of the Neutrino Shares prior to the announcement of the Offer. See "Price Range and Trading Volume of Neutrino Shares" in the Circular.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        A disposition of Neutrino Shares for cash will give rise to a capital gain or capital loss to the extent that the amount of cash received for the Neutrino Shares exceeds, or is exceeded by, the aggregate of the adjusted cost base of such shares and any reasonable costs of disposition. See "Canadian Federal Income Tax Considerations" in the Circular.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        A disposition of Neutrino Shares for cash will require the recognition of a gain or loss equal to the difference between the cash received and the tax basis in the Neutrino Shares surrendered. See "United States Federal Income Tax Considerations" in the Circular.

SOLICITING DEALER GROUP

        Griffiths McBurney & Partners has been retained to act as the Dealer Manager in connection with the Offer and to solicit acceptances of the Offer. The Dealer Manager has undertaken to form a Soliciting Dealer Group comprising members of the Investment Dealers Association of Canada, members of Canadian stock exchanges in Canada and members of the National Association of Securities Dealers, Inc. to solicit acceptances of the Offer. See "Soliciting Dealer Group" in the Circular.

DEPOSITARY

        Southern Acquisition has engaged Montreal Trust Company of Canada as the Depositary for the receipt of certificates in respect of Neutrino Shares and Letters of Transmittal deposited under the Offer. In addition, the Depositary will receive Notices of Guaranteed Delivery deposited under the Offer at its office in Toronto. The duties of the Depositary also include assisting in making settlement under the Offer. See "Depositary" in the Circular.

        No brokerage fees or commissions will be payable by any Shareholder who deposits Neutrino Shares directly with the Depositary or who uses the services of the Dealer Manager or a member of the Soliciting Dealer Group to accept the Offer. Shareholders should contact the Dealer Manager, the Depositary, or a broker or dealer for assistance in accepting the Offer and in depositing Neutrino Shares with the Depositary. See "Soliciting Dealer Group" in the Circular.

                                OFFER TO PURCHASE

TO:     THE SHAREHOLDERS OF NEUTRINO RESOURCES INC.

1.      THE OFFER

        Southern Acquisition hereby offers to purchase, during the Offer Period, on and subject to the terms and conditions hereinafter specified, all of the issued and outstanding Neutrino Shares, including Neutrino Shares which may become outstanding on the exercise of Neutrino Options, at a price of $1.80 (Canadian) in cash for each Neutrino Share.

        THE OFFER IS MADE ONLY FOR NEUTRINO SHARES AND NOT FOR ANY NEUTRINO OPTIONS. ANY HOLDER OF NEUTRINO OPTIONS WHO HAS NOT AGREED TO SURRENDER THEM TO NEUTRINO AND WHO WISHES TO ACCEPT THE OFFER SHOULD, TO THE EXTENT PERMITTED BY THE TERMS THEREOF, EXERCISE SUCH OPTIONS IN ORDER TO OBTAIN CERTIFICATES REPRESENTING NEUTRINO SHARES AND DEPOSIT THE NEUTRINO SHARES IN ACCORDANCE WITH THE OFFER.

        Depositing Shareholders will not be obliged to pay brokerage fees or commissions if they accept the Offer by depositing their Neutrino Shares directly with the Depositary or if they use the services of the Dealer Manager or a member of the Soliciting Dealer Group to accept the Offer. See "Soliciting Dealer Group" and "Depositary" in the Circular.

        THE ACCOMPANYING CIRCULAR IS INCORPORATED INTO AND FORMS PART OF THE OFFER AND CONTAINS IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

2.      TIME FOR ACCEPTANCE

        The Offer is open for acceptance until, but not later than, the Expiry Time unless withdrawn by Southern Acquisition. The Offer may also be extended at Southern Acquisition's sole discretion. See Section 5 of the Offer, "Extension and Variation of the Offer".

3.      MANNER OF ACCEPTANCE

LETTER OF TRANSMITTAL

        The Offer may be accepted by holders of Neutrino Shares delivering to the Depositary at any one of the offices of the Depositary listed in the Letter of Transmittal and on the last page of this document so as to arrive there prior to the Expiry Time:

a. the certificate or certificates representing the Neutrino Shares in respect of which the Offer is being accepted;

b. the Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

c. any other documents required by the instructions set out in the Letter of Transmittal.

        If the certificate or certificates representing Neutrino Shares are not available for deposit prior to the Expiry Time, Shareholders may accept the Offer by complying with the procedure for guaranteed delivery set forth below.

        Except as otherwise provided in the instructions in the Letter of Transmittal, all signatures on the Letter of Transmittal and on certificates representing Neutrino Shares and, if necessary, on the Notice of Guaranteed Delivery, must be guaranteed by an Eligible Institution, unless less than 50 Neutrino Shares are being deposited under the Offer. If the Letter of Transmittal is executed by a person other than the registered owner(s) of the Neutrino Shares deposited therewith, and in certain other circumstances as set forth in the Letter of Transmittal, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered owner(s). The signature(s) on the endorsement panel or share transfer power of attorney must be guaranteed by an Eligible Institution.

PROCEDURE FOR GUARANTEED DELIVERY

        If a Shareholder wishes to deposit Neutrino Shares pursuant to the Offer and: (i) the certificate or certificates representing such Neutrino Shares are not immediately available; or (ii) such Shareholder cannot deliver the certificate or certificates representing such Neutrino Shares and all other required documents to the Depositary prior to the Expiry Time, such Neutrino Shares may nevertheless be deposited pursuant to the Offer provided that all of the following conditions are met:

a.      such deposit is made by or through an Eligible Institution;

b. a properly completed and duly executed Notice of Guaranteed Delivery, or a manually executed facsimile thereof, is received by the Depositary at its office in Toronto, as set forth in the Notice of Guaranteed Delivery, prior to the Expiry Time; and

c. the certificate or certificates representing deposited Neutrino Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, or manually executed facsimile thereof, covering the Neutrino Shares and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto as set forth in the Letter of Transmittal on or before 5:00 p.m. (Toronto time) on the third trading day on the TSE after the Expiry Date.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mailed to the Depositary so as to be received by the Depositary at its office in Toronto prior to the Expiry Time and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

GENERAL

        In all cases, payment for Neutrino Shares deposited and taken up by Southern Acquisition pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing the Neutrino Shares together with a properly completed and duly executed Letter of Transmittal, or a manually executed facsimile thereof, covering such Neutrino Shares and any other required documents, with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal.

        THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES REPRESENTING THE NEUTRINO SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PERSON DEPOSITING THE SAME. SOUTHERN ACQUISITION RECOMMENDS THAT SUCH DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY AND A RECEIPT OBTAINED. IF SUCH DOCUMENTS ARE MAILED, SOUTHERN ACQUISITION RECOMMENDS THAT REGISTERED MAIL WITH RETURN RECEIPT REQUESTED BE USED AND THAT PROPER INSURANCE BE OBTAINED.

        SHAREHOLDERS WHOSE NEUTRINO SHARES ARE REGISTERED IN THE NAME OF A NOMINEE SHOULD CONTACT THEIR STOCKBROKER, INVESTMENT DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE FOR ASSISTANCE IN DEPOSITING THEIR NEUTRINO SHARES.

        Except as otherwise provided, the Offer will be deemed to have been accepted when the Depositary has actually received certificates in respect of the Neutrino Shares and the related Letter of Transmittal duly completed and executed.

        The execution of a Letter of Transmittal by a Shareholder irrevocably constitutes and appoints the Depositary and any officer of Southern Acquisition, and each of them, and any other person designated by Southern Acquisition in writing, as the true and lawful agent, attorney and attorney-in-fact and proxy of such Shareholder with respect to the Neutrino Shares deposited under the Letter of Transmittal which are taken up and paid for under the Offer (the "Purchased Securities") and with respect to any and all dividends, distributions, payments, securities, rights, assets or other interests declared, paid, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after May 13, 1998 (collectively, the "Other Securities"), effective on and after the date that Southern Acquisition takes up and pays for the Purchased Securities (the "Effective Date"), with full power of substitution, in the name and on behalf of such Shareholder (such power of attorney being deemed to be an irrevocable power coupled with an interest): (a) to register or record, transfer and enter the transfer of Purchased Securities and any Other Securities on the appropriate register of holders maintained by Neutrino; and (b) except as otherwise may be agreed, to exercise any and all of the rights of the holder of the Purchased Securities and Other Securities including, without limitation, to vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of any or all of the Purchased Securities and Other Securities, revoke any such instrument, authorization or consent given prior to, on or after the Effective Date, designate in any such instruments of proxy any person or persons as the proxy or the proxy nominee or nominees of such Shareholder in respect of such Purchased Securities and Other Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise and any adjournments thereof) of holders of securities of Neutrino, and execute, endorse and negotiate, for and in the name of and on behalf of the registered holder of Purchased Securities and Other Securities, any and all cheques or other instruments respecting any distribution payable to or to the order of such holder in respect of such Purchased Securities and Other Securities. Furthermore, a holder of Purchased Securities or Other Securities who executes a Letter of Transmittal agrees, effective on and after the Effective Date, not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise and any adjournments thereof) of holders of securities of Neutrino and, except as may otherwise be agreed, not to exercise any and all of the other rights or privileges attached to the Purchased Securities or Other Securities, and agrees to execute and deliver to Southern Acquisition any and all instruments of proxy, authorizations or consents in respect of the Purchased Securities or Other Securities and to designate in any such instruments of proxy the person or persons specified by Southern Acquisition as the proxy or proxy nominee or nominees of the holder of the Purchased Securities or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such person with respect thereto. A holder of Purchased Securities or Other Securities who executes a Letter of Transmittal covenants to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities and Other Securities to Southern Acquisition and acknowledges that all authority therein conferred or agreed to be conferred shall survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of the holder.

        The deposit of Neutrino Shares pursuant to the procedures herein will constitute a binding agreement between the depositing Shareholder and Southern Acquisition upon the terms and subject to the conditions of the Offer, including the depositing Shareholder's representation and warranty that: (i) such Shareholder has full power and authority to deposit, sell, assign and transfer the Neutrino Shares (and any Other Securities) being deposited and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Neutrino Shares (and Other Securities) to any other person; (ii) such Shareholder owns the Neutrino Shares (and any Other Securities) being deposited within the meaning of applicable securities laws; (iii) the deposit of such Neutrino Shares (and any Other Securities) complies with applicable securities laws; and (iv) when such Neutrino Shares (and any Other Securities) are taken up and paid for by Southern Acquisition, Southern Acquisition will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities whatsoever.

        All questions as to validity, form, eligibility (including timely receipt) and acceptance of any Neutrino Shares deposited pursuant to the Offer will be determined by Southern Acquisition in its sole discretion. Depositing Shareholders agree that such determinations shall be final and binding. Southern Acquisition reserves the absolute right to reject any and all deposits which it determines not to be in a proper form or which, in the opinion of its counsel, may be unlawful to accept under the laws of any applicable jurisdiction. Southern Acquisition reserves the absolute right to waive any defect or irregularity in the deposit of any Neutrino Shares. There shall be no duty or obligation on Southern Acquisition, the Dealer Manager, the Depositary, or any other person to give notice of any defect or irregularity in any deposit and no liability shall be incurred by any of them for failure to give any such notice. Southern Acquisition's interpretation of the terms and conditions of the Offer (including the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery) shall be final and binding.

        Southern Acquisition reserves the right to permit the Offer to be accepted in a manner other than that set forth above.

4.      CONDITIONS OF THE OFFER

        Southern Acquisition reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Neutrino Shares deposited under the Offer unless all of the following conditions are satisfied or waived by Southern Acquisition:

a. prior to the Expiry Time, and at the time Southern Acquisition first takes up and pays for Neutrino Shares under the Offer, there shall have been validly deposited under the Offer and not withdrawn at least 66_% of the outstanding Neutrino Shares (calculated on a fully diluted basis) other than Neutrino Shares owned on the date of the Offer by Southern Acquisition, its associates and affiliates;

b. all requisite regulatory approvals and consents (including, without limitation, those of any stock exchanges or other securities or regulatory authorities) shall have been obtained on terms and conditions satisfactory to Southern Acquisition in its sole judgment, acting reasonably;

c. (i) no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law; and (ii) no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which Neutrino carries on business) shall have been proposed, enacted, promulgated, amended or applied, which:

        (A) has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by, or the sale to, Southern Acquisition of the Neutrino Shares or the right of Southern Acquisition to own or exercise full rights of ownership of the Neutrino Shares; or

        (B) if the Offer was consummated, would materially and adversely affect Neutrino;

d. Southern Acquisition shall have determined in its sole judgment, acting reasonably, that Neutrino has not taken any action which might make it inadvisable for Southern Acquisition to proceed with the Offer and/or with the taking up and paying for Neutrino Shares under the Offer, including, without limiting the generality of the foregoing, any agreement or understanding relating to the sale, disposition of or other dealing with any of the assets of Neutrino;

e. the Tendering Shareholders shall not be in default, in any material respect, of any of their obligations under the Lock-up Agreements, the representations and warranties made by the Tendering Shareholders in the Lock-up Agreements shall be true in all material respects as of the first date of the take up and payment for Neutrino Shares under the Offer, and the Lock-up Agreements shall not have been otherwise terminated;

f. there shall not have occurred (or, if there shall have occurred prior to May 29, 1998, there shall have been disclosed, generally or to Southern Acquisition, prior to the commencement of the Offer) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities whether contractual or otherwise, of Neutrino which, in the sole judgment of Southern Acquisition acting reasonably, is a Material Adverse Change;

g. there shall have not developed, occurred or come into effect or existence any event, action, state, condition, or other occurrence (financial, political, industrial, economic or otherwise) of national or international consequence or any action, law or regulation, inquiry or other occurrence of any nature whatsoever which, in the opinion of Southern Acquisition, materially adversely affects or involves or may materially adversely affect or involve the financial condition, business, operations, assets, affairs or prospects of Neutrino;

h. all options, warrants or rights to acquire Neutrino Shares issued or granted by Neutrino shall have been exercised or cancelled, shall otherwise have ceased to exist or to represent a liability or obligation of Neutrino, or shall have been dealt with to the satisfaction of Southern Acquisition, acting reasonably;

i. there shall not have occurred any breach or non-compliance by Neutrino of the Merger Agreement in any material respect and the representations and warranties contained therein shall be accurate in all material respects, subject only to the occurrence of the transactions contemplated in the Merger Agreement; and

j. there shall not exist any prohibition at law against Southern Acquisition making the Offer or taking up and paying for all of the Neutrino Shares under the Offer or completing any compulsory acquisition or Subsequent Acquisition Transaction.

        The foregoing conditions are for the exclusive benefit of Southern Acquisition. Southern Acquisition may assert any of the foregoing conditions at any time, both before and after the Expiry Time, regardless of the circumstances giving rise to such assertion (including the action or inaction of Southern Acquisition). Southern Acquisition may waive any of the foregoing conditions, in whole or in part, at any time and from time to time, both before and after the Expiry Time, in its discretion (subject to the Merger Agreement) without prejudice to any other rights which Southern Acquisition may have. The failure by Southern Acquisition at any time to exercise or assert any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time and from time to time. Any determination by Southern Acquisition concerning the events described in this Section 4 will be final and binding upon all parties.

        Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by Southern Acquisition to that effect to the Depositary at its principal office in Calgary, Alberta. Southern Acquisition, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 11 of the Offer, "Notice", and shall provide a copy of the aforementioned notice to the TSE. If the Offer is withdrawn, Southern Acquisition shall not be obligated to take up and pay for any Neutrino Shares deposited under such Offer and all certificates for deposited Neutrino Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents will be promptly returned to the parties by whom they were deposited.

5.      EXTENSION AND VARIATION OF THE OFFER

        The Offer is open for acceptance until, but not after, the Expiry Time, subject to extension or variation in Southern Acquisition's sole discretion.

        Southern Acquisition reserves the right, in its sole discretion (subject to the Merger Agreement), at any time and from time to time during the Offer Period (or otherwise as permitted by applicable law), to extend the Offer by fixing a new Expiry Time or to vary the terms of the Offer, in each case by giving written notice (or other communication confirmed in writing) of such extension or variation to the Depositary at its principal office in Calgary, Alberta. Southern Acquisition, forthwith after giving any such notice or communication, shall make a public announcement of the extension or variation, shall cause the Depositary as soon as practicable thereafter to provide a copy of such notice or communication in the manner set forth in Section 11 of the Offer, "Notice", to all Shareholders whose Neutrino Shares have not been taken up at the date of the extension or variation and shall provide a copy of the aforementioned notice to the TSE. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta.

        Notwithstanding the foregoing, the Offer may not be extended by Southern Acquisition if all of the terms and conditions of the Offer, excluding those waived by Southern Acquisition, have been fulfilled or complied with unless Southern Acquisition first takes up and pays for all of the Neutrino Shares deposited under the Offer and not withdrawn.

        Where the terms of the Offer are varied, the Offer shall not expire before 10 days after the notice of variation in respect of such variation has been given to Shareholders unless otherwise permitted by applicable law and subject to any abridgement or elimination of that period pursuant to such orders as may be granted by Canadian securities regulatory authorities.

        During any such extension or in the event of any variation, all Neutrino Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by Southern Acquisition in accordance with the terms hereof, subject to Section 7 of the Offer, "Withdrawal of Deposited Neutrino Shares". An extension of the Offer Period or a variation of the Offer does not constitute a waiver by Southern Acquisition of its rights under Section 4 of the Offer, "Conditions of the Offer". If the consideration being offered for the Neutrino

Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Neutrino Shares are taken up under the Offer.

6.      PAYMENT FOR DEPOSITED NEUTRINO SHARES

        If all the conditions referred to under Section 4 of the Offer, "Conditions of the Offer", have been satisfied or waived by Southern Acquisition, Southern Acquisition has agreed to take up and pay for Neutrino Shares validly deposited (and not withdrawn) under the Offer as soon as practicable in the circumstances. In accordance with applicable law, any Neutrino Shares deposited under the Offer after the first date on which Neutrino Shares have been taken up by Southern Acquisition are required to be taken up and paid for within 10 days of such deposit.

        Subject to applicable law, Southern Acquisition expressly reserves the right in its sole discretion to delay taking up or paying for any Neutrino Shares or to terminate the Offer and not take up or pay for any Neutrino Shares if any condition specified in Section 4 of the Offer, "Conditions of the Offer", is not satisfied or waived by Southern Acquisition, in whole or in part, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Calgary, Alberta. Southern Acquisition also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Neutrino Shares in order to comply, in whole or in part, with any applicable law, including, without limitation, such period of time as may be necessary to obtain any necessary regulatory approval. Southern Acquisition will not, however, take up and pay for any Neutrino Shares deposited under the Offer unless it simultaneously takes up and pays for all Neutrino Shares then validly deposited under the Offer. Southern Acquisition will be deemed to have taken up and accepted for payment Neutrino Shares validly deposited and not withdrawn pursuant to the Offer if, as and when Southern Acquisition gives written notice or other communication confirmed in writing to the Depositary at its principal office in Calgary, Alberta of its acceptance for payment of such Neutrino Shares pursuant to the Offer.

        Southern Acquisition will pay for Neutrino Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) to pay the price per share set forth in Section 1 of the Offer. Under no circumstances will interest accrue or be paid by Southern Acquisition or the Depositary to persons depositing Neutrino Shares on the purchase price of Neutrino Shares purchased by Southern Acquisition, regardless of any delay in making such payment. The Depositary will act as the agent of persons who have deposited Neutrino Shares in acceptance of the Offer for the purposes of receiving payment from Southern Acquisition and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by Shareholders who have deposited and not withdrawn their Neutrino Shares pursuant to the Offer.

        Settlement will be made by the Depositary issuing or causing to be issued a cheque payable in Canadian funds to which that Shareholder is entitled. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the cheque will be issued in the name of the registered holder of the Neutrino Shares deposited. Unless the person depositing the Neutrino Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, cheques will be forwarded by first class insured mail to such persons at the address specified in the Letter of Transmittal. If no address is specified, cheques will be forwarded to the address of the Shareholder as shown on the registers maintained by Neutrino. Pursuant to applicable law, Southern Acquisition may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder. See "Canadian Federal Income Tax Considerations" in the Circular.

        If any deposited Neutrino Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Neutrino Shares than the Shareholder wishes to deposit, a certificate for Neutrino Shares not purchased will be returned, without expense, to the depositing Shareholder as soon as practicable following the Expiry Time or withdrawal or early termination of the Offer.

        Depositing Shareholders will not be obligated to pay any brokerage fees or commissions if they accept the Offer by depositing their Neutrino Shares directly with the Depositary or if they use the services of the Dealer Manager or a member of the Soliciting Dealer Group to accept the Offer. See "Depositary" and "Soliciting Dealer Group" in the Circular.

7.      WITHDRAWAL OF DEPOSITED NEUTRINO SHARES

        All deposits of Neutrino Shares pursuant to the Offer are irrevocable, provided that any Neutrino Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder (unless otherwise required or permitted by applicable law):

a.      at any time before June 22, 1998; and

b. at any time after July 13, 1998 provided that the Neutrino Shares have not been taken up and paid for by Southern Acquisition prior to the receipt by the Depositary of the notice of withdrawal in respect of such Neutrino Shares.

        In addition, if:

c. there is a variation of the terms of the Offer before the Expiry Time (including any extension of the period during which the Neutrino Shares may be deposited hereunder or the modification of a term or condition of the Offer, but excluding, unless otherwise required by applicable law,
        (i) a variation consisting solely of an increase in the consideration offered where the time for deposit is not extended for more than 10 days after the notice of variation has been delivered) or (ii) a variation consisting solely of the waiver of a condition of the Offer (other than the Minimum Condition)); or

d. at or before the Expiry Time or after the Expiry Time but not before the expiry of all rights of withdrawal in respect of the Offer, a change occurs in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer, unless such change is not within the control of Southern Acquisition or any of its affiliates;

any Neutrino Shares deposited under the Offer and not taken up and paid for by Southern at such time may be withdrawn by or on behalf of the depositing Shareholder at the place of deposit at any time until the expiration of 10 days after the date upon which a notice of such variation or change is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities.

        In order for any withdrawal to be made, notice of withdrawal must be in writing (which includes a telegraphic communication or notice by electronic means that produces a printed copy), and must be actually received by the Depositary at the place of deposit of the applicable Neutrino Shares (or Notice of Guaranteed Delivery in respect thereof) within the period permitted for withdrawal. Any such notice of withdrawal must be: (i) signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Neutrino Shares to be withdrawn (or Notice of Guaranteed Delivery in respect thereof); and (ii) specify such person's name, the number of Neutrino Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Neutrino Shares to be withdrawn. Any signature on a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in the Letter of Transmittal (as described in the instructions set out in such letter), except in the case of Neutrino Shares deposited for the account of an Eligible Institution. The withdrawal shall take effect upon receipt of the written notice by the Depositary.

        All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by Southern Acquisition, in its sole discretion, and such determinations shall be final and binding. There shall be no duty or obligation on Southern Acquisition, the Dealer Manager, the Depositary, or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notice.

        If Southern Acquisition extends the Offer, is delayed in taking up or paying for Neutrino Shares or is unable to take up or pay for Neutrino Shares for any reason, then, without prejudice to Southern Acquisition's other rights, Neutrino Shares deposited under the Offer may be retained by the Depositary on behalf of Southern Acquisition subject to the depositing holder's right of withdrawal as set forth under this Section 7 of the Offer, or pursuant to applicable law.

        Withdrawals may not be rescinded and any Neutrino Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be redeposited at any subsequent time prior to the Expiry Time by following any of the applicable procedures described in Section 3 of the Offer, "Manner of Acceptance".

        In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See "Statutory Rights" in the Circular.

8.      RETURN OF DEPOSITED NEUTRINO SHARES

        If any deposited Neutrino Shares are not taken up and paid for by Southern Acquisition under the Offer for any reason whatsoever, or if certificates are submitted by a Shareholder for more Neutrino Shares than are deposited, certificates for Neutrino Shares not taken up and paid for or not deposited will be returned at the expense of Southern Acquisition by either sending new certificates representing Neutrino Shares not purchased or returning the deposited certificates and other relevant documents. The certificates and other relevant documents will be forwarded by first class insured mail in the name of and to the address of the depositing Shareholder specified in the Letter of Transmittal or, if no such name or address is so specified, then in such name and to such address of such Shareholder as shown on the registers maintained by Neutrino as soon as practicable following the Expiry Time or withdrawal or termination of the Offer.

9.      CHANGES IN CAPITALIZATION, DISTRIBUTIONS AND LIENS

        If, on or after May 13, 1998, Neutrino should subdivide, consolidate or otherwise change any of the Neutrino Shares or its capitalization, or disclose that it has taken or intends to take any such action, Southern Acquisition may, in its sole discretion, and without prejudice to its rights under Section 4, "Conditions of the Offer", make such adjustments as it considers appropriate to the terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect such subdivision, consolidation or other change.

        Neutrino Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by Southern Acquisition free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Neutrino Shares on or after May 13, 1998. If Neutrino should declare or pay any cash dividend, stock dividend or make any other distribution on or issue any rights with respect to any of the Neutrino Shares which is or are payable or distributable to the Shareholders of record on a record date which is prior to the date of transfer into the name of Southern Acquisition or its nominees or transferees on the registers maintained by Neutrino of such Neutrino Shares following acceptance thereof for purchase pursuant to the Offer, then the whole of any such dividend, distribution, payment, security, right, asset or other interest will be received and held by the depositing Shareholder for the account of Southern Acquisition and shall be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of Southern Acquisition, accompanied by appropriate documentation of transfer. Pending such remittance, Southern Acquisition will be entitled to all rights and privileges as the owner of any such dividend, distribution, payment, security, right, asset or other interest, and may withhold the entire consideration payable by Southern Acquisition pursuant to the Offer or deduct from the consideration payable by Southern Acquisition pursuant to the Offer the amount or value thereof, as determined by Southern Acquisition in its sole discretion.

10.     MAIL SERVICE INTERRUPTION

        Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques in payment for Neutrino Shares purchased under the Offer and certificates representing Neutrino Shares to be returned will not be mailed if Southern Acquisition determines that delivery thereof by mail may be delayed. Persons entitled to cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the deposited certificates representing Neutrino Shares in respect of which the cheques are being issued were deposited upon application to the Depositary, until such time as Southern Acquisition has determined that delivery by mail will no longer be delayed. Southern Acquisition shall provide notice of any such determination not to mail made under this Section 10 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer, "Notice". Notwithstanding Section 6 of the Offer, "Payment for Deposited Neutrino Shares", the deposit of cheques with the Depositary for delivery to the depositing

Shareholders in such circumstances shall constitute delivery to the persons entitled thereto and the Neutrino Shares shall be deemed to have been paid for immediately upon such deposit.

11.     NOTICE

        Without limiting any other lawful means of giving notice, any notice which may be given or caused to be given by Southern Acquisition or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their addresses as shown on the registers maintained by Neutrino and will be deemed to have been received on the first day following the date of mailing which is a Business Day. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of postal service in Canada or the United States following mailing. In the event of any interruption of postal service following mailing, Southern Acquisition intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada or the United States or elsewhere are not open for the deposit of mail or there is reason to believe there is or could be a disruption in all or part of the postal service, any notice which Southern Acquisition or the Depositary may give or cause to be given under the Offer, except as otherwise provided herein, will be deemed to have been properly given and to have been received by holders of Neutrino Shares if: (i) it is given to the TSE for dissemination through its facilities; (ii) it is published once in the National Edition of THE GLOBE AND MAIL and in daily newspapers of general circulation in each of the French and English language in the City of Montreal, provided that if the National Edition of THE GLOBE AND MAIL is not being generally circulated, publication thereof shall be made in THE FINANCIAL POST or any other daily newspaper of general circulation published in the cities of Toronto and Calgary; and (iii) it is provided to the Dow Jones News Service for distribution.

        Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.     ACQUISITION OF NEUTRINO SHARES NOT DEPOSITED

        If Southern Acquisition takes up and pays for Neutrino Shares deposited under the Offer, Southern Acquisition intends to seek to acquire, directly or indirectly, all of the remaining Neutrino Shares not deposited under the Offer by compulsory acquisition or a Subsequent Acquisition Transaction. Southern Acquisition will cause the Neutrino Shares acquired under the Offer to be voted in favour of a Subsequent Acquisition Transaction and, to the extent permitted by law, to be counted as part of any minority approval that may be required in connection with such a transaction. If the Minimum Condition is satisfied, Southern Acquisition believes that it will own sufficient Neutrino Shares to effect such a Subsequent Acquisition Transaction. See "Acquisition of Neutrino Shares Not Deposited" in the Circular.

13.     MARKET PURCHASES AND SALES OF NEUTRINO SHARES

        Southern Acquisition reserves the right to, and may, acquire (or cause an affiliate to acquire) Neutrino Shares by making purchases through the facilities of the TSE, subject to applicable law, at any time and from time to time prior to the Expiry Time. In no event will Southern Acquisition make any such purchases of Neutrino Shares through the facilities of the TSE before the third Business Day following the date of the Offer. If Southern Acquisition should acquire Neutrino Shares by making purchases through the facilities of the TSE during the Offer Period, the Neutrino Shares so purchased shall be counted in any determination as to whether the Minimum Condition has been satisfied. The aggregate number of Neutrino Shares acquired by Southern Acquisition through the facilities of the TSE during the Offer Period shall not exceed 5% of the outstanding Neutrino Shares as of the date of the Offer.

        Although Southern Acquisition has no present intention to sell Neutrino Shares taken up under the Offer, it reserves the right to make or enter into an arrangement, commitment or understanding at or prior to the Expiry Time to sell any of such Neutrino Shares after the Expiry Time.

14.     OTHER TERMS OF THE OFFER

        THE PROVISIONS OF THE CIRCULAR ACCOMPANYING THE OFFER FORM PART OF THE TERMS AND CONDITIONS OF THE OFFER AND SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

        The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Alberta and all laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of this Offer unconditionally and irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta and the courts of appeal therefrom.

        NO BROKER, DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF SOUTHERN ACQUISITION OTHER THAN AS CONTAINED IN THIS OFFER OR IN THE CIRCULAR, LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NO BROKER, DEALER OR OTHER PERSON SHALL BE DEEMED TO BE THE AGENT OF SOUTHERN ACQUISITION, THE DEALER MANAGER OR THE DEPOSITARY FOR THE PURPOSES OF THE OFFER. IN ANY JURISDICTION IN WHICH THE OFFER IS REQUIRED TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE MADE ON BEHALF OF SOUTHERN ACQUISITION BY BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

        Southern Acquisition shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, the validity of any acceptance of this Offer and any withdrawals of Neutrino Shares, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Neutrino Shares or notice of withdrawal of Neutrino Shares, and the due completion and execution of the Letters of Transmittal and Notices of Guaranteed Delivery. Southern Acquisition reserves the right to waive any defect in acceptance with respect to any particular Neutrino Share or any particular Shareholder. There shall be no obligation on Southern Acquisition, the Dealer Manager or the Depositary to give notice of any defects or irregularities in acceptance and no liability shall be incurred by any of them for failure to give any such notification.

        The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Neutrino Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Southern Acquisition may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Neutrino Shares in any such jurisdiction.

        The Offer and the accompanying Circular constitute the take-over bid circular required under the Canadian provincial securities legislation with respect to the Offer.

        DATED at Calgary, Alberta, this 29th day of May, 1998.

                                           779776 ALBERTA LTD.

                                           By: /s/ STEVEN H. MIKEL
                                           President and Chief Executive Officer

                                    CIRCULAR

        This Circular is provided in connection with the Offer made by Southern to purchase all of the outstanding Neutrino Shares (including Neutrino Shares which may become outstanding on the exercise of Neutrino Options).

        The terms, conditions and provisions of the accompanying Offer are incorporated into and form part of this Circular. Shareholders should refer to the Offer for details of the terms and conditions of the Offer, including details as to the manner of payment and withdrawal rights. Terms defined in the Offer but not defined in this Circular have the same meaning herein as in the Offer, unless the context otherwise requires.

        THE INFORMATION CONCERNING NEUTRINO CONTAINED IN THE OFFER AND THIS CIRCULAR HAS BEEN TAKEN FROM OR IS BASED PRIMARILY UPON PUBLICLY AVAILABLE DOCUMENTS AND RECORDS OF NEUTRINO ON FILE WITH CANADIAN SECURITIES REGULATORY AUTHORITIES, THE TSE AND OTHER PUBLIC SOURCES. ALTHOUGH SOUTHERN ACQUISITION HAS NO KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS RELATING TO NEUTRINO CONTAINED HEREIN WHICH IS BASED ON INFORMATION CONTAINED IN SUCH DOCUMENTS AND RECORDS ARE INACCURATE OR INCOMPLETE, NEITHER SOUTHERN ACQUISITION NOR ITS DIRECTORS OR OFFICERS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION NOR FOR ANY FAILURE BY NEUTRINO TO DISCLOSE EVENTS WHICH MAY HAVE OCCURRED OR WHICH MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF SUCH INFORMATION, BUT WHICH ARE UNKNOWN TO SOUTHERN ACQUISITION.

        Pursuant to the provisions of the securities laws of various provinces of Canada, the directors of Neutrino must send the Directors' Circular to all Shareholders in connection with the Offer, which circular, together with other information, must disclose any material changes in the affairs of Neutrino subsequent to the date of the most recent published financial statements of Neutrino.

                   PURPOSE OF THE OFFER AND PLANS FOR NEUTRINO

PURPOSE OF THE OFFER

        The purpose of the Offer is to enable Southern Acquisition to acquire, directly or indirectly, all of the outstanding Neutrino Shares.

        If Southern Acquisition takes up and pays for Neutrino Shares deposited pursuant to the Offer, Southern Acquisition intends to seek to acquire, directly or indirectly, all of the remaining Neutrino Shares not deposited under the Offer by a compulsory acquisition or a Subsequent Acquisition Transaction. Southern Acquisition will cause the Neutrino Shares acquired under the Offer to be voted in favour of such a Subsequent Acquisition Transaction and, to the extent permitted by law, to be counted as part of any minority approval that may be required in connection with such a transaction. If the Minimum Condition is satisfied, Southern Acquisition believes that it will own sufficient Neutrino Shares to effect such a transaction. See "Acquisition of Neutrino Shares Not Deposited".

PLANS FOR NEUTRINO

        If the Offer is successful, certain changes will be made to the composition of the board of directors of Neutrino to allow the nominees of Southern Acquisition to replace the current members of such Board. If Neutrino becomes a wholly-owned subsidiary of Southern Acquisition, Neutrino may be amalgamated with or wound-up into Southern Acquisition or an affiliate of Southern Acquisition.

        If permitted by applicable law, subsequent to the completion of the Offer and any compulsory acquisition or Subsequent Acquisition Transaction, Southern Acquisition intends to delist the Neutrino Shares from the TSE and, if there are fewer than 15 security holders of Neutrino, to cause Neutrino to cease to be a reporting issuer under Canadian securities laws.

                     BACKGROUND TO AND REASONS FOR THE OFFER

        Southern's management considers strategic acquisition opportunities on an ongoing basis. One of Southern's major corporate objectives is to increase its Canadian oil and gas production through a combination of exploration and selective acquisitions. The selective acquisition of quality properties is a key component of Southern's strategy of positioning Southern for future growth. In addition, Neutrino presented an attractive opportunity to use the expertise of Neutrino's management team to guide the future growth of Southern in Canada. In this regard, Southern has made contractual arrangements with the four senior officers of Neutrino to ensure Neutrino's management team remains intact for a minimum of 12 months following the completion of the Offer. See "Arrangements, Agreements or Understandings". Southern has the financial capability to fully develop and maximize the value of Neutrino's assets. With the acquisition of Neutrino, Southern will have a significant production base to complement and expand its Canadian oil and gas property interests, all of which are currently held through its wholly-owned subsidiary, Spruce Hills Production Company, Inc.

                                MERGER AGREEMENT

THE OFFER

        Southern and Neutrino entered into the Merger Agreement pursuant to which Southern agreed to make, or cause a wholly-owned subsidiary to make, an offer to purchase all of the outstanding Neutrino Shares. Under the Merger Agreement, Neutrino confirmed to Southern that its board of directors had approved the Offer and the Merger Agreement and had resolved to recommend acceptance of the Offer to the Shareholders.

        Neutrino also agreed with Southern that, among other things, it would not solicit, initiate or encourage the initiation or continuation of any inquiries, discussions, negotiations, proposals or offers from any Person in a manner or thing which would be inconsistent with the successful completion of the Offer. The foregoing does not prevent the board of directors of Neutrino from discharging its fiduciary duties.

        Southern is permitted under the Merger Agreement, in its sole discretion, to amend or vary any term or condition of the Offer, provided that Southern shall not, without the consent of Neutrino, waive or reduce the Minimum Condition to below 50% of the outstanding Neutrino Shares, extend the Offer for more than 35 days after the Expiry Date, decrease or change the consideration to be paid for each Neutrino Share, or amend the Offer or modify its conditions in a manner that is, in the opinion of Neutrino, acting reasonably, materially adverse to the holders of Neutrino Shares.

NON-COMPLETION FEE

        Neutrino has agreed to pay to Southern a non-completion fee of U.S.$2,000,000 in the event that, among other things: (i) any Person should, prior to the Expiry Time, make a Superior Take-over Proposal which is completed within 120 days of the expiry of the Offer; (ii) any Person should, prior to the expiry of the Offer, take up and pay for more than 20% of the Neutrino Shares;
(iii) the board of directors of Neutrino withdraws its recommendation to the Shareholders to accept the Offer and recommends acceptance of a competing offer; or (iv) Neutrino enters into an agreement with any Person regarding a Take-over Proposal. Any such payment shall be made within ten Business Days of the event giving rise to the payment obligation.

BOARD OF DIRECTORS OF NEUTRINO

        Neutrino has agreed that, if Southern acquires at least 50% of the outstanding Neutrino Shares, Neutrino shall use its best efforts to cause the resignation of such directors and officers of Neutrino as Southern may specify and to fill the resulting vacancies with nominees of Southern.

TERMINATION OF MERGER AGREEMENT

        The Merger Agreement may be terminated in certain circumstances, including termination:

a. by Neutrino if Southern shall not have taken up and paid for Neutrino Shares tendered under the Offer on or before the expiry or termination of the Offer;

b. by Southern, if the Offer terminates or expires, without Southern taking up and paying for any Neutrino Shares on account of the failure of any condition which has not been waived by Southern;

c. by either Southern or Neutrino if there has been a misrepresentation, breach or non-performance by the other party of any material representation, warranty or covenant contained in the Merger Agreement; or

d. by Neutrino if Southern has not taken up and paid for any Neutrino Shares pursuant to the Offer on or before

        July 28, 1998.

LOCK-UP AGREEMENTS

               Southern has entered into Lock-Up Agreements with the Tendering Shareholders, who hold an aggregate of 10,489,543 Neutrino Shares (approximately 37.8% of the Neutrino Shares issued and outstanding). Under the terms of the Lock-Up Agreements, such shareholders have agreed to tender, and not withdraw, all of such Neutrino Shares to the Offer in accordance with the terms and conditions of the Offer unless the Merger Agreement is terminated or a Superior Take-over Proposal is made and Southern does not match the Superior Take-over Proposal.

                        SOUTHERN ACQUISITION AND SOUTHERN

        779776 Alberta Ltd. ("Southern Acquisition") is a private corporation incorporated under the ABCA and organized as a wholly-owned subsidiary of Southern for the purposes of making the Offer. Southern Acquisition's head and principal office is located at Suite 1400, 350 - 7th Avenue S.W., Calgary, Alberta, T2P 3N9.

        Southern is an independent oil and gas company incorporated under the laws of Nevada and headquartered in Houston, Texas. Southern is engaged in the acquisition, exploitation, exploration and operation of oil and gas properties, primarily along the Gulf Coast, the Mid-continent and in Canada, with a primary focus on the Gulf Coast Basin, both onshore and offshore. Southern's business strategy is to increase reserves and shareholder value through a balanced program of acquisitions, exploitation and controlled risk exploration.

        The common stock of Southern is listed and posted for trading on the NASDAQ National Market System.

                             NEUTRINO RESOURCES INC.

GENERAL

        Neutrino was formed as a result of the amalgamation of Neutrino Resources Ltd., Red Oak Resources Ltd. and Maxon Energy Inc., on October 6, 1995. Effective February 28, 1997, Neutrino amalgamated with Dominion Explorers Inc. under the ABCA and continued operations under the name of Neutrino. Neutrino's principal and registered office is located at 1400, 300 - 5th Avenue S.W., Calgary, Alberta, T2P 3C4.

        Neutrino is engaged primarily in the acquisition of petroleum and natural gas rights and the exploration for and development and production of oil and natural gas in western Canada.

        Neutrino is subject to the information and reporting requirements of the ABCA, the securities laws of all provinces of Canada and the rules of the TSE. In accordance therewith, Neutrino files reports and other information with provincial securities regulatory authorities in Canada and with the TSE relating to its business, financial statements and other matters. Information as of particular dates concerning Neutrino's directors and officers, their remuneration, stock options granted to them, the principal holders of the Neutrino Shares, any material interests of such persons in transactions with Neutrino and other matters is required to be disclosed in proxy statements distributed to Neutrino Shareholders and filed with such provincial securities regulatory authorities and with the TSE. Neutrino's latest proxy statement is dated as of April 20, 1998 and has been mailed to all Shareholders in connection with Neutrino's annual shareholders' meeting to be held on June 1, 1998.

        Pursuant to the provisions of the securities laws of various provinces of Canada, the directors of Neutrino must send a Directors' Circular to all Shareholders in connection with the Offer, which Directors' Circular, together with other information, must disclose any material changes in the affairs of Neutrino subsequent to the date of the most recent published financial statements of Neutrino.

DESCRIPTION OF SHARE CAPITAL

        Neutrino is authorized to issue an unlimited number of preferred shares issuable in series (the "Preferred Shares") and an unlimited number of Neutrino Shares. The outstanding capital of Neutrino as at May 28, 1998 was 27,756,534 Neutrino Shares and no Preferred Shares.

NEUTRINO SHARES

        Holders of Neutrino Shares are entitled to dividends as and when declared by the board of directors of Neutrino, to one vote per share at meetings of shareholders, and upon the liquidation, dissolution or winding-up of Neutrino to receive such assets of Neutrino as are distributable to the holders of Neutrino Shares.

PREFERRED SHARES

        The Preferred Shares are issuable in series. The Preferred Shares of each series rank on a parity with the Preferred Shares of every other series and are entitled to preference over the Neutrino Shares and any other shares ranking junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Neutrino. The board of directors of Neutrino is empowered to fix the number of shares and the rights to be attached to the Preferred Shares of each series, including the amount of dividends and any conversion, voting and redemption rights. Subject to the foregoing, and series rights arising upon a default by Neutrino with respect to the series and to applicable law, the Preferred Shares as a class are not entitled to receive notice of, attend or vote at meetings of the shareholders of Neutrino.

DIVIDEND RECORD AND POLICY

        No dividends have been declared by the board of directors of Neutrino to date and there is no intention to declare any dividends in the future.

PRICE RANGE AND TRADING VOLUME OF NEUTRINO SHARES

        The Neutrino Shares are listed and posted for trading on the TSE using the symbol "NTO". The following table sets forth the high and low trading prices and the volume of Neutrino Shares traded as reported on the TSE for the periods indicated.

                              HIGH               LOW               VOLUME
---------------------- ----------------- ---- ------------ ---- ---------------
                                                                  (NO. OF
                              ($)                ($)              SHARES)
1997
First Quarter                 1.85              1.43             2,250,900
Second Quarter                1.71              1.25             1,798,500
Third Quarter                 1.70              1.27             2,489,200
Fourth Quarter                2.05              1.36             6,074,100
1997 YEAR                     2.05              1.25             12,612,700

1998
January                       1.65              1.40              753,400
February                      1.60              1.35             1,282,700
March                         1.84              1.38             1,669,600
April                         1.54              1.39              672,701
May 1 - 28                    1.77              1.40             3,815,457

        On May 12, 1998, the last day on which Neutrino Shares traded prior to the public announcement by Southern of its intention to make the Offer, the closing price of the Neutrino Shares on the TSE was $1.41. Based on the closing price of $1.41 per Neutrino Share on May 12, 1998, the Offer represents a 27.7% premium over the closing price of the Neutrino Shares on the TSE on May 12, 1998 and a 23.4% premium to the 20 day weighted average closing price of the Neutrino Shares prior to the date of the announcement of the Offer.

                                 SOURCE OF FUNDS

        Southern estimates that if it acquires, through Southern Acquisition, all of the Neutrino Shares pursuant to the Offer the total amount required under the Offer to purchase such Neutrino Shares and to pay the related fees and expenses will be approximately $52 million (Canadian).

        Southern has received a letter of commitment pursuant to which Compass Bank-Houston has agreed to provide a credit facility (the "Credit Facility") to finance the purchase of the Neutrino Shares by Southern Acquisition. Funding under the Credit Facility is subject to the satisfaction of certain customary closing conditions, including absence of defaults or material adverse changes, execution of the credit agreement and related documentation.

        The documentation relating to the Credit Facility will contain covenants, restrictions, representations, warranties and events of default with respect to the Credit Facility usual in credit facilities of this nature, including reporting requirements, compliance with laws, prohibitions on creation of certain liens and on mergers and consolidations, limitations on sale of assets, and prohibitions on incurrence of debt and guarantees.

        The total amount of $52 million (Canadian) required under the Offer will be funded out of Southern's working capital and the Credit Facility.

                    EFFECT OF THE OFFER ON MARKET AND LISTING

        The purchase of Neutrino Shares by Southern Acquisition pursuant to the Offer will reduce the number of such Neutrino Shares that might otherwise trade publicly, as well as the number of holders of Neutrino Shares, and, depending on the number of holders depositing and the number of Neutrino Shares purchased under the Offer, could adversely affect the liquidity and market value of the remaining Neutrino Shares held by the public. After the purchase of Neutrino Shares under the Offer, Neutrino may cease to be subject to the public reporting and proxy solicitation requirements of the ABCA and the securities laws of certain provinces of Canada.

        The rules and regulations of the TSE establish certain criteria which, if not met, could lead to the delisting of the Neutrino Shares from such exchange. Among such criteria are the number of holders of Neutrino Shares, the number of Neutrino Shares publicly held and the aggregate market value of the Neutrino Shares publicly held. Depending on the number of Neutrino Shares purchased pursuant to the Offer, it is possible that the Neutrino Shares could fail to meet the criteria for continued listing on the TSE. If this were to happen, the Neutrino Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Neutrino Shares. It is the intention of Southern Acquisition to apply to delist the Neutrino Shares from the TSE as soon as practicable after completion of the Offer and any compulsory acquisition or Subsequent Acquisition Transaction.

        If the Neutrino Shares are delisted, it is possible that such shares would be traded in the over-the-counter market and that price quotations for those shares would be reported through the Canadian over-the-counter automated trading system. The extent of the public market for the Neutrino Shares and the availability of such quotations would, however, depend upon the number of Shareholders remaining at such time, the interest in maintaining a market in such shares on the part of brokerage houses and other factors.

                  ACQUISITION OF NEUTRINO SHARES NOT DEPOSITED

GENERAL

        The purpose of the Offer is to enable Southern Acquisition to acquire all outstanding Neutrino Shares. If Southern Acquisition takes up and pays for Neutrino Shares under the Offer, Southern Acquisition intends to utilize the compulsory acquisition provisions of Part 16 of the ABCA, if available, to acquire the remaining Neutrino Shares not deposited under the Offer or, if necessary, acquire such remaining Neutrino Shares pursuant to a Subsequent Acquisition Transaction, as discussed below.

COMPULSORY ACQUISITION

        If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is shorter, the Offer is accepted by the holders of not less than 90% of the shares of any class of shares to which the Offer relates, other than shares of that class held at the date of the Offer by or on behalf of Southern Acquisition or its affiliates and associates (as defined in the ABCA), and Southern Acquisition acquires such deposited shares, then Southern Acquisition will elect to acquire, pursuant to the provisions of Part 16 of the ABCA, the remainder of the securities of such class held by each Shareholder who did not accept the Offer (a "Dissenting Offeree") (which definition includes any person who subsequently acquires any of such shares), on the same terms, including the offer price, as the shares of such class were acquired under the Offer (a "compulsory acquisition").

        To exercise this statutory right, Southern must give notice (the "Offeror's Notice") to the Dissenting Offerees of such proposed acquisition on or before the earlier of 60 days from the Expiry Time and 180 days from the date of the Offer. Within 20 days of the giving of the Offeror's Notice, Southern Acquisition must pay or transfer to Neutrino the consideration Southern Acquisition would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust by Neutrino for the Dissenting Offerees. Within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the shares of the class of shares to which the Offer relates held by such Dissenting Offeree to Neutrino, and may elect either to transfer such shares to Southern Acquisition on the terms on which Southern Acquisition acquired shares of that class under the Offer, or to demand payment of the fair value of such shares by so notifying Southern Acquisition and applying to the Court of Queen's Bench of Alberta to fix that value, within 60 days after the date of the sending of the Offeror's Notice. If a Dissenting Offeree fails to notify Southern Acquisition and apply to the Court of Queen's Bench of Alberta within the applicable 60 day period, the Dissenting Offeree will be deemed to have elected to transfer such shares to Southern Acquisition on the terms of the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of the shares, Southern Acquisition also has the right to apply to the Court of Queen's Bench of Alberta to fix the fair value of the shares of that Dissenting Offeree. Any judicial determination of the fair value of the Neutrino Shares could be more or less than the amount paid pursuant to the Offer.

        THE FOREGOING IS ONLY A SUMMARY OF THE RIGHT OF COMPULSORY ACQUISITION WHICH MAY BECOME AVAILABLE TO SOUTHERN ACQUISITION. THE SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF PART 16 OF THE ABCA. HOLDERS OF NEUTRINO SHARES SHOULD REFER TO PART 16 OF THE ABCA FOR THE FULL TEXT OF THE RELEVANT STATUTORY PROVISIONS, AND THOSE WHO WISH TO BE BETTER INFORMED ABOUT THOSE PROVISIONS SHOULD CONSULT THEIR LEGAL ADVISORS. SECTIONS IN
PART 16 OF THE ABCA ARE COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH SUCH RIGHTS MAY BE LOST OR ALTERED.

SUBSEQUENT ACQUISITION TRANSACTIONS

        If Southern Acquisition takes up and pays for Neutrino Shares deposited pursuant to the Offer and the foregoing statutory right of acquisition is not available or if Southern Acquisition does not proceed under such provisions, Southern Acquisition intends to seek to acquire, directly or indirectly, all of the remaining Neutrino Shares not deposited under the Offer pursuant to an amalgamation, statutory amalgamation, capital reorganization or other transaction (collectively referred to herein as a "Subsequent Acquisition Transaction") involving Southern Acquisition, or an affiliate of Southern Acquisition, and Neutrino and/or the Shareholders for: (i) the purpose of Neutrino becoming, directly or indirectly, a wholly-owned subsidiary of Southern Acquisition; or (ii) with the effect of amalgamating or merging Neutrino's business and assets with or into Southern or an affiliate of Southern Acquisition. At any meeting of Shareholders called to consider a Subsequent Acquisition Transaction, Southern Acquisition will cause the Neutrino Shares acquired under the Offer to be voted in favour of such a transaction and, to the extent permitted by law, to be counted as part of any minority or independent Shareholder approval that may be required in connection with such a transaction.

        The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See "Canadian Federal Income Tax Considerations" in the Circular.

        The methods described above of acquiring the Neutrino Shares not acquired by Southern Acquisition pursuant to the Offer may be a "going private transaction" within the meaning of certain applicable Canadian securities legislation and regulations (collectively, the "Regulations"), Ontario Securities Commission ("OSC") Policy Statement No. 9.1 ("OSC Policy 9.1") and Commission des valeurs mobilieres du Quebec ("QSC") Policy Q-27 ("QSC Policy Q-27") with respect to the holders of a class of participating securities, such as the Neutrino Shares, if such method would result in the interest of the holder of such class of securities (the "affected securities") being terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security which is a security of Neutrino or a successor to the business of Neutrino or of another issuer that controls Neutrino or, in the case of OSC Policy 9.1 and QSC Policy Q-27, an issuer that controls a successor to the business of Neutrino. Southern Acquisition expects that any Subsequent Acquisition Transaction will be a going private transaction for the purposes of OSC Policy 9.1 and QSC Policy Q-27. In certain circumstances, the provisions of OSC Policy 9.1 and QSC Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions".

        OSC Policy 9.1 and QSC Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. OSC Policy

9.1 and QSC Policy Q-27 impose similar requirements in respect of "related party transactions". The Regulations impose a requirement to include a summary of a similar valuation in a take-over bid circular where it is anticipated by Southern Acquisition that a going private transaction will follow the take-over bid. Southern Acquisition is relying upon exemptions and on blanket and discretionary waivers granted by the applicable securities commissions in connection with the valuation requirements under the Regulations in connection with the Offer, where required, and intends to rely on any exemption then available or to seek waivers pursuant to OSC Policy 9.1 and QSC Policy Q-27 from the OSC and QSC, respectively, exempting Southern Acquisition or Neutrino, as appropriate, from the valuation requirements under OSC Policy 9.1 and QSC Policy Q-27, respectively, in connection with any Subsequent Acquisition Transaction.

        OSC Policy 9.1 and QSC Policy Q-27 would also generally require that, in addition to any other required security holder approval, in order to complete a going private transaction or related party transaction, the approval of a simple or two-thirds majority (depending on the nature of the transaction and the nature and value of the consideration offered) of the votes cast by "minority" holders of the affected securities be obtained. The necessary level of security holder approval required with respect to a going private transaction is a simple majority of the "minority" vote unless: (i) the consideration to be paid is payable wholly or partly other than in cash or in the right to receive cash within 35 days of the approval of the going private transaction; or (ii) if a formal valuation is required and the consideration is payable entirely in cash and is less in amount than the per security value or the simple average of the high and low ends of the range of per security values arrived at by the formal valuation, in which cases a two-thirds majority of the "minority" vote is required. In the case of a related party transaction, a simple majority of the "minority" vote is required unless, in the case of a related party transaction where a formal valuation is required, the value of the consideration to be paid is less than the value or the simple average of the high and low ends of the range of values arrived at by the formal valuation, in which case a two-thirds majority of the "minority" vote is required. In relation to the Offer and any subsequent going private or related party transaction, the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the OSC and QSC, as required, all holders of Neutrino Shares, other than Southern Acquisition, any "interested party" or any person or company who is a "related party" of Southern Acquisition for the purposes of OSC Policy 9.1 and QSC Policy Q-27, or any person or company acting jointly or in concert with the foregoing or any affiliate of the foregoing. However, OSC Policy 9.1 and QSC Policy Q-27 also provide that Southern Acquisition may treat Neutrino Shares acquired pursuant to the Offer, other than Neutrino Shares tendered pursuant to the Lock-up Agreements by those Tendering Shareholders who participated in the negotiation of the Merger Agreement pursuant to the Lock-Up Agreements, as "minority" shares and to vote those Neutrino Shares, or to consider them voted, in favour of such going private (or related party) transaction if the consideration per security in the transaction is at least equal in value to the consideration paid under the Offer. Southern Acquisition currently intends that the consideration paid under any Subsequent Acquisition Transaction proposed by it would be identical to the consideration offered under the Offer. Under OSC Policy 9.1 and QSC Policy Q-27, if, following the Offer, Southern Acquisition and its affiliates are the registered holders of 90% or more of the Neutrino Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory appraisal remedy is available to the minority Shareholders, or if a substantially equivalent enforceable right is made available to the minority Shareholders.

        In the event a Subsequent Acquisition Transaction were to be consummated, holders of Neutrino Shares, under Section 184 of the ABCA, may have the right to dissent and demand payment of the fair value of such Neutrino Shares. This right, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid to such dissenting holders of their Neutrino Shares. The fair value of Neutrino shares so determined could be more or less than the amount paid per Neutrino Share pursuant to the Subsequent Acquisition Transaction or the Offer. Any such judicial determination of the fair value of the Neutrino Shares could be based upon considerations other than, or in addition to, the market price of the Neutrino Shares.

        Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a going private transaction or a related party transaction.

OTHER ALTERNATIVES

        If Southern Acquisition proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval, or otherwise does not complete a Subsequent Acquisition Transaction, Southern Acquisition will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Neutrino Shares in the open market, in privately negotiated transactions, in another takeover bid or exchange offer or otherwise, or taking no further action to acquire additional Neutrino Shares. Any additional purchase of Neutrino Shares could be at a price greater than, equal to or less than the price to be paid for the Neutrino Shares under the Offer and could be for cash or other consideration. Alternatively, Southern Acquisition may sell or otherwise dispose of any or all Neutrino Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at a price then determined by Southern Acquisition, which may vary from the price paid for Neutrino Shares under the Offer.

 JUDICIAL DEVELOPMENTS

        Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction which may be proposed or effected subsequent to the expiry of the Offer. Prior to the pronouncement of OSC Policy 9.1 and QSC Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted "going private transactions" within the meaning of OSC Policy 9.1 and QSC Policy Q-27.

        In two decisions in 1978, the Supreme Court of Ontario restrained proposed amalgamations which would have had the effect of eliminating the interest which minority shareholders held in one of the amalgamating corporations, without the minority shareholders having been offered the opportunity to receive in exchange participating securities issued by the amalgamated corporation, an affiliate or a successor body corporate, with the result that the existing controlling shareholder would become the sole holder of common shares of the amalgamated corporation. See CARLTON REALTY LTD. V. MAPLE LEAF MILLS LTD. (1978), 22 O.R. (2d) 198 and ALEXANDER V. WESTEEL-ROSCO LTD.(1978), 22 O.R. (2d) 211. In light of the specific regulatory framework governing "going private transactions" in OSC Policy 9.1 and QSC Policy Q-27 and the decision of the Supreme Court of Ontario in Lornex described below, the decisions in MAPLE LEAF MILLS and WESTEEL-ROSCO may be of limited relevance to any Subsequent Acquisition Transaction that may be effected by Southern Acquisition subsequent to the Offer.

        In THE GENERAL ACCIDENT ASSURANCE COMPANY OF CANADA V. LORNEX MINING CORPORATION LTD. ET AL (1988), 66 O.R. (2d) 783, the Supreme Court of Ontario declined to grant injunctive relief to a minority shareholder of Lornex seeking to prevent a proposed amalgamation squeeze-out transaction which was to follow a take-over bid made through the facilities of the Vancouver Stock Exchange. The minority shareholder also sought an order declaring that the minority shareholders of Lornex were entitled to vote separately as a class in approving the proposed amalgamation. Lornex was not an "offering corporation" as defined in the ONTARIO BUSINESS CORPORATIONS ACT ("OBCA"), so the "going private transaction" provisions of Section 190 of the OBCA were held to be not applicable to it. The Court held that the proposed amalgamation did not contravene the relevant provisions of the OBCA and that, in light of the oppression remedy contained in the OBCA, the OBCA did not require that a separate class vote of the minority shareholders of Lornex be held to approve the amalgamation. The Court further held that the minority shareholder failed to establish that the proposed amalgamation was oppressive or unfairly prejudicial to or unfairly disregarded the rights of the minority shareholders of Lornex.

        Southern Acquisition has been advised that the current trend, both in legislation and in the United States jurisprudence upon which the previous Canadian decisions were based, is to permit "going private transactions" to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders. This is demonstrated in the release by the Director under the CANADA BUSINESS CORPORATIONS ACT (the "CBCA") of a policy, effective September 22, 1994, stating, among other things, that the Director under the CBCA generally is of the opinion that a going private transaction is permitted under the CBCA so long as the transaction is not oppressive or unfairly prejudicial to and does not unfairly disregard the interests of a person whose interests in a participating security is being terminated without his or her consent, and that, generally, compliance with established regulatory indicia of fairness such as the requirements of OSC Policy 9.1 and QSC Policy Q-27, will suffice for these purposes. Shareholders should consult their legal advisors for a determination of their legal rights.

                                   DEPOSITARY

        Southern Acquisition has engaged Montreal Trust Company of Canada as the Depositary for the receipt of certificates in respect of Neutrino Shares and Letters of Transmittal deposited under the Offer. In addition, the Depositary will receive Notices of Guaranteed Delivery deposited under the Offer at its office in Toronto. The duties of the Depositary also include assisting in making settlement under the Offer. The Depositary will receive reasonable and customary compensation from Southern Acquisition for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws, and expenses in connection therewith.

                             SOLICITING DEALER GROUP

        Southern Acquisition has retained Griffiths McBurney & Partners as the Dealer Manager in connection with the Offer and to solicit acceptances of the Offer. The Dealer Manager has undertaken to form a Soliciting Dealer Group comprised of members of the Investment Dealers Association of Canada, members of the stock exchanges in Canada and members of the National Association of Securities Dealers, Inc., to solicit acceptances of the Offer. Each member of the Soliciting Dealer Group, including the Dealer Manager, is referred to herein as a "Soliciting Dealer". Southern Acquisition has agreed to pay the Dealer Manager an aggregate fee of $100,000 for forming and managing the soliciting dealer group in respect of the Offer and for related matters. Southern Acquisition has also agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Neutrino Shares a fee of $0.01 for each such Neutrino Share deposited and taken up by Southern Acquisition under the Offer. The aggregate amount payable with respect to any single depositing holder of Neutrino Shares will be not less than $50 nor more than $1,000, provided that the $50 minimum will only be payable in respect of deposits of Neutrino Shares equal to or greater than 250 Neutrino Shares. Where Neutrino Shares deposited and registered in a single name are beneficially owned by more than one person, the minimum and maximum amounts will be applied separately in respect of each such beneficial owner. No fees will be payable for any Neutrino Shares deposited by the Tendering Shareholders or other officers or employees of Neutrino. Southern Acquisition may require the Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to Southern Acquisition prior to the payment of the fees to any such Soliciting Dealer. When a single beneficial owner deposits Neutrino Shares under more than one Letter of Transmittal all such securities shall be aggregated in determining whether the maximum applies.

        NO BROKERAGE FEES OR COMMISSIONS WILL BE PAYABLE BY ANY SHAREHOLDER WHO DEPOSITS NEUTRINO SHARES DIRECTLY WITH THE DEPOSITARY OR WHO USES THE SERVICES OF THE DEALER MANAGER OR A MEMBER OF THE SOLICITING DEALER GROUP TO ACCEPT THE OFFER. SHAREHOLDERS SHOULD CONTACT THE DEALER MANAGER, THE DEPOSITARY, OR A BROKER OR DEALER FOR ASSISTANCE IN ACCEPTING THE OFFER AND IN DEPOSITING THE NEUTRINO SHARES WITH THE DEPOSITARY.

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

        In the opinion of Burnet, Duckworth & Palmer, counsel to Southern and Southern Acquisition, the following is a fair and adequate summary of the principal Canadian federal income tax consequences pursuant to the Tax Act generally applicable to a Shareholder who disposes of Neutrino Shares pursuant to the Offer and who, for purposes of the Tax Act, holds the Neutrino Shares as capital property, deals at arm's length with Southern at all times up to and including the completion of the Offer, and following completion of the Offer will not, either alone or together with any person with whom the Shareholder does not deal at arm's-length, control Southern or beneficially own shares of Southern having a fair market value in excess of 50% of the fair market value of all outstanding shares of Southern.

        This summary is based upon the provisions of the Tax Act and the regulations thereunder that are in force as of the date hereof, all specific proposals to amend the Tax Act and the regulations thereunder that have been publicly announced prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current published administrative and assessing policies of Revenue Canada. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations which may differ significantly from those discussed herein.

        Generally, Neutrino Shares will be considered to be held as capital property by a Shareholder provided the Shareholder does not hold the Neutrino Shares in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain Shareholders who might not otherwise be considered to hold their Neutrino Shares as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the election permitted by subsection 39(4) of the Tax Act. This summary is specifically not applicable to a Shareholder who is a "tax shelter investment" under the Proposed Amendments or that is a "financial institution" as defined in the Tax Act which is therefore subject to the requirements in the Tax Act to mark its securities to market on an annual basis.

        THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR

PERSON. SHAREHOLDERS SHOULD THEREFORE CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM OF THE OFFER. SHAREHOLDERS RESIDENT IN CANADA

        In addition to the comments set out above under "General", the following applies to Shareholders who are resident in Canada for purposes of the Tax Act.

HOLDERS TENDERING NEUTRINO SHARES

        Shareholders who tender their Neutrino Shares under the Offer will realize a capital gain or sustain a capital loss to the extent that the cash received exceeds, or is exceeded by, the aggregate of the adjusted cost base of the Neutrino Shares which are disposed of, and any reasonable costs of making the disposition. Such disposing Shareholder will be required to include in income for the taxation year of the disposition, three-quarters of the amount of such capital gain (a "taxable capital gain") and will generally be able to deduct three-quarters of the amount of such capital loss (an "allowable capital loss") against taxable capital gains, realized by such Shareholder in the current tax year, in any of the three preceding taxation years or in any future taxation year.

SUBSEQUENT TRANSACTIONS

        As described in Section 12 of the Offer, "Acquisition of Neutrino Shares Not Deposited", Southern Acquisition may consider means of acquiring, directly or indirectly, all of the Neutrino Shares not deposited under the Offer (a "Subsequent Acquisition Transaction"). The consequences under the Tax Act to a Shareholder of any Subsequent Acquisition Transaction would depend upon the nature of the transaction.

        If, in the course of a Subsequent Acquisition Transaction, all of a Shareholder's Neutrino Shares are disposed of for cash or for other property, including stock of another corporation (other than stock of Neutrino or a successor to Neutrino), the tax consequences to the Shareholder would be the same as described above. If the Neutrino Shares are exchanged for other shares of Neutrino or shares of a successor of Neutrino, the exchange may be performed on a tax-free basis. In general terms, the existing Neutrino Shares would be deemed to have been disposed of, and the shares acquired on the exchange would be deemed to have been acquired, for an amount equal to the total adjusted cost base to the Shareholder of the Neutrino Shares disposed of. No capital gain or capital loss would arise on such an exchange.

        If a Subsequent Acquisition Transaction results in an amalgamation of Neutrino and either Southern Acquisition or an affiliate of Southern Acquisition, the transaction would generally result in the issuance to Shareholders of either shares of the amalgamated corporation or shares of Southern Acquisition. Upon the amalgamation, a Shareholder's Neutrino Shares would be considered to be disposed of, and the shares of the amalgamated corporation or of Southern Acquisition acquired, for an amount equal to the total adjusted cost base to the Shareholder of the Neutrino Shares disposed of. Consequently, no capital gain or capital loss would arise upon the amalgamation. A subsequent disposition of the shares acquired on the amalgamation may give rise to a capital gain or a capital loss.

        If in the course of a Subsequent Acquisition Transaction, shares are acquired from a Shareholder (including upon the exercise by a Shareholder of certain dissent rights), the Shareholder would be deemed to have received a taxable dividend equal to the amount by which the amount received (other than in respect of interest awarded by a court) exceeds the paid-up capital of such shares. The Shareholder would generally also be considered to have disposed of the shares for proceeds of disposition equal to the amount received by the Shareholder less the amount of any deemed dividend referred to above and any interest awarded by a court. Interest awarded to a dissenting Shareholder by a court will be included in the dissenting Shareholder's income for the purposes of the Tax Act. In certain circumstances, a dividend received by a corporation, or certain partnerships or trusts, may be recharacterized as a capital gain, or may operate to reduce a capital loss.

        To the extent that any Subsequent Acquisition Transaction is proposed by Southern Acquisition, Shareholders are urged to consult their own professional advisors to determine the consequences to them of the transaction.

SHAREHOLDERS NOT RESIDENT IN CANADA

        In addition to the comments set out above under "General", the following applies to Shareholders who, for the purposes of the Tax Act, have not been resident in Canada at any time while they held their Neutrino Shares, do not carry on the insurance business in Canada and who do not use or hold and are not deemed under the Tax Act to use or hold their Neutrino Shares in or in the course of carrying on a business in Canada (referred to hereafter as "Non-Resident Shareholders").
NON-RESIDENT SHAREHOLDERS ACCEPTING THE OFFER

        Non-Resident Shareholders will only be subject to taxation in respect of the disposition of their Neutrino Shares to the extent such shares constitute "taxable Canadian property". Generally speaking, Neutrino Shares will constitute taxable Canadian property to a holder if, at any time during the five year period immediately preceding the disposition, the Non-Resident Shareholder, either alone or together with persons with whom the Non-Resident Shareholder did not deal at arm's length, owned 25% or more of the issued shares of any class or series in the capital stock of Neutrino, or the Non-Resident Shareholder's Neutrino Shares were acquired in a tax deferred exchange in consideration for property that was itself "taxable Canadian property". For the purposes of making the determination of ownership for the five years preceding the disposition, any rights or options to acquire Neutrino Shares will be deemed to constitute ownership. Non-Resident Shareholders whose Neutrino Shares constitute taxable Canadian property will generally be subject to taxation on the same basis as holders who are resident in Canada.

        Non-Resident Shareholders whose Neutrino Shares constitute taxable Canadian property may nonetheless be exempted from taxation on gains to the extent that they can avail themselves of the provisions of a bilateral tax treaty between Canada and their jurisdiction of residence. For example, holders of Neutrino Shares resident in the United States will generally be exempt from Canadian taxation in respect of a capital gain on the disposition of their Neutrino Shares if such shares do not relate to a permanent establishment of the Non-Resident Shareholder in Canada.

SUBSEQUENT TRANSACTIONS

        The consequences under the Tax Act to a Non-Resident Shareholder of any Subsequent Acquisition Transaction would depend upon the nature of the transaction but would generally be the same as those described above with respect to Shareholders that are resident in Canada except that the Non-Resident Shareholder would not be subject to taxation under the Tax Act in respect of any capital gain that is recognized unless the Non-Resident Shareholder's Neutrino Shares are "taxable Canadian property", as described above. Neutrino Shares or any shares acquired in exchange therefor will generally constitute taxable Canadian property if they are not listed on a recognized Canadian stock exchange. In respect of certain amalgamations whereby listed shares are exchanged for unlisted shares, the Proposed Amendments will deem such shares to continue to be listed provided that the shares are redeemed, acquired or cancelled by the issuer within 60 days of the amalgamation. If in the course of a Subsequent Acquisition Transaction, shares are acquired by the issuer from a Non-Resident Shareholder (including upon the exercise by a Non-Resident Shareholder of certain dissent rights), the Non-Resident Shareholder would be deemed to have received a taxable dividend equal to the amount by which the amount received (other than in respect of interest awarded by a court) exceeds the paid-up capital of the shares which are disposed of. Any dividend which is deemed to have been paid would be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. Under the Canada-United States Income Tax Convention, the rate of withholding tax on dividends is generally reduced to 15%. The Non-Resident Shareholder would also be considered to have disposed of the shares for proceeds of disposition equal to the amount received by the Non-Resident Shareholder less the amount of any deemed dividend referred to above and any interest awarded by a court. Any capital gain recognized on the disposition of the Non-Resident Shareholder's shares would not be subject to tax under the Tax Act unless such shares are "taxable Canadian property".

        To the extent that any Subsequent Acquisition Transaction is proposed by Southern Acquisition, Non-Resident Shareholders are urged to consult their own professional advisors to determine the consequences to them of the transaction and in particular whether any shares held by them during the course of the Subsequent Acquisition Transaction would be held by them as "taxable Canadian property".

        Interest awarded to a dissenting Non-Resident Shareholder by a court will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. Under the United States-Canada Income Tax Convention, the rate of withholding tax on interest is generally reduced to 10%.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax considerations generally applicable to holders of Neutrino Shares who are United States Persons (as defined below) and hold such stock as capital assets ("U.S. Holders"). The discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to such U.S. Holders. The discussion does not include special rules that may apply to certain U.S. Holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons that have owned, or are deemed to have owned, 10% or more of the voting shares of either Southern or Neutrino at any time during the five-year period ending on the date on which Southern Acquisition acquires the Neutrino shares pursuant to the Offer, persons holding the stock or warrants as part of a "straddle", "hedge" or "conversion transaction", and investors who are not United States Persons), and does not address the tax consequences of the law of any state, locality or foreign jurisdiction. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion.

        As used herein, "United States Person" means a beneficial owner of stock who or that (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision thereof, (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have authority to control all substantial decisions of the trust, or
(v) is otherwise subject to U.S. federal income tax on a net income basis in respect of the stock.

EXCHANGE OF NEUTRINO SHARES FOR CASH

        The exchange of Neutrino Shares for cash will require the recognition of a gain or loss equal to the difference between the cash received, and the tax basis in the Neutrino Shares surrendered. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the Neutrino Shares were held for more than one year. For individuals, gain from the exchange will be taxed at rates that vary depending upon whether the stock exchanged was held for one year or less, more than one year but not more than 18 months, or more than 18 months.

SUBSEQUENT TRANSACTIONS

        The consequences to U.S. Holders of any Subsequent Acquisition Transaction would depend upon the nature of the transaction and may be different than the tax consequences arising from an exchange of Neutrino Shares for cash. U.S. HOLDERS SHOULD CONSULT THEIR OWN INDEPENDENT TAX ADVISORS FOR ADVICE WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO THEM OF DISPOSING OF THEIR NEUTRINO SHARES PURSUANT TO ANY SUBSEQUENT ACQUISITION TRANSACTION.

                       OWNERSHIP OF SECURITIES OF NEUTRINO

        Neither Southern, nor any director or officer of Southern, beneficially owns, directly or indirectly, or controls or exercises direction over, or has the right to acquire, any securities of Neutrino, except pursuant to the Lock-up Agreements. To the knowledge of the directors and senior officers of Southern, no securities of Neutrino are owned by, directly or indirectly, nor is control or direction over any securities of Neutrino exercised by, any associate or affiliate of Southern, by any associate of any director or officer of Southern, by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of Southern or by any person or company acting jointly or in concert with Southern.

                        TRADING IN SECURITIES OF NEUTRINO

        During the six month period preceding the date of the Offer, no securities of Neutrino have been traded by Southern or any director or officer of Southern or, to the knowledge of the directors and senior officers of Southern, by any associate or affiliate of Southern, by any associate of any director or officer of Southern, by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of Southern or by any person or company acting jointly or in concert with Southern.

                  COMMITMENTS TO ACQUIRE SECURITIES OF NEUTRINO

        No securities of Neutrino are the subject of any commitments made by Southern, or its directors or officers and, to the knowledge of the directors and senior officers of Southern, after reasonable inquiry, no securities of Neutrino are the subject of any commitments made by any associate or affiliate of Southern, by any associate of any director or officer of Southern, by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of Southern or by any person or company acting jointly or in concert with Southern, to acquire such securities, except for the commitment to acquire the Neutrino Shares pursuant to the Offer and the commitments contained in the Merger Agreement and the Lock-up Agreements.

        Pursuant to the Merger Agreement, Neutrino has agreed to enter into agreements with all or substantially all of the holders of Neutrino Options whereby such holders will surrender their Neutrino Options to Neutrino for cancellation in exchange for a cash payment. The aggregate cash consideration to be paid by Neutrino in respect of such cancellations will not exceed $1,900,000 and such payments (and cancellations) are subject to the successful completion of the Offer.

                   ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

        Other than as provided in the Merger Agreement and this Circular, there are no contracts, arrangements or agreements made or proposed to be made between Southern and any of the directors or officers of Neutrino and no payments or other benefits are proposed to be made or given by Southern by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.

        As Southern wishes to retain the expertise of Neutrino's management team, Southern has entered or will enter into agreements with the four senior officers of Neutrino pursuant to which such officers will remain employees of Neutrino following the successful completion of the Offer. The terms of employment offered by Southern Acquisition to Neutrino's senior officers are consistent with industry standards and comparable to the terms under which such officers are currently employed.

        There are no business relationships between Southern and Neutrino (or their respective associates or affiliates) that are material to any of them with the exception of the Merger Agreement and the Lock-up Agreements.

                       MATERIAL CHANGES IN THE AFFAIRS OF
                         NEUTRINO AND OTHER INFORMATION

        Southern Acquisition has no information which indicates any material change in the affairs of Neutrino since the date of the last financial statements of Neutrino, being the unaudited financial statements for the three months ended March 31, 1998, other than the entering into of the Merger Agreement.

        Southern Acquisition has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

                             ACCEPTANCE OF THE OFFER

        Other than the Shareholders who have entered into Lock-Up Agreements, Southern Acquisition has no knowledge as to whether any Shareholders will accept the Offer.

                              EXPENSES OF THE OFFER

        Southern Acquisition estimates that if it acquires all of the Neutrino Shares pursuant to the Offer, the total amount required to pay the related fees and expenses of Southern Acquisition will be approximately $500,000. Such fees and expenses will be paid out of the Credit Facility.

                                STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages or both, if there is misrepresentation in a circular or notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                               CONSENTS OF COUNSEL

TO:     The Board of Directors of
        779776 Alberta Ltd.

        We hereby consent to the reference to our opinion contained under "Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer dated May 29, 1998 made by 779776 Alberta Ltd.

to purchase all of the common shares of Neutrino Resources Inc.

Calgary, Alberta                             /s/ BURNET, DUCKWORTH & PALMER
May 29, 1998

                            APPROVAL AND CERTIFICATE

        The contents of the Offer and the Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the Board of Directors of 779776 Alberta Ltd.

        The foregoing, together with the documents incorporated herein by reference, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing, together with the documents incorporated herein by reference, does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

        DATED at Calgary, Alberta, the 29th day of May, 1998.

          /s/ STEVEN H. MIKEL                        /S/ JAMES PRICE
             President and                       Vice President, Finance and
        Chief Executive Officer                    Chief Financial Officer

                       On behalf of the Board of Directors

        /s/ STEVEN H. MIKEL                     (s) RODERICK A. FERGUSON
               Director                                   Director

           OFFICES OF THE DEPOSITARY, MONTREAL TRUST COMPANY OF CANADA

                                     BY MAIL

                             Stock Transfer Services
                              600 Western Gas Tower
                              530 - 8th Avenue S.W.
                                Calgary, Alberta
                                     T2P 3S8

                      BY HAND AND BY FACSIMILE TRANSMISSION




                 TORONTO                                 CALGARY

         Stock Transfer Services                  Stock Transfer Services
          151 Front Street West                    600 Western Gas Tower
                8th Floor                          530 - 8th Avenue S.W.
            Toronto, Ontario                          Calgary, Alberta
                 M5J 2N1                                  T2P 3S8

       Telephone: (416) 981-9633                  Telephone: (403) 267-6555
          Fax: (416) 981-9600                        Fax: (403) 267-6592


                          OFFICE OF THE DEALER MANAGER

                          Griffiths McBurney & Partners
                        Suite 310, 407 - 2nd Street S.W.
                                Calgary, Alberta
                                     T2P 2Y3
                            Telephone: (403) 543-3030
                               Fax: (403) 543-3038

ANY QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED BY SHAREHOLDERS TO THE DEALER MANAGER OR THE DEPOSITARY AT THEIR RESPECTIVE TELEPHONE NUMBERS AND LOCATIONS SET OUT ABOVE.